Exhibit 2.1

EXECUTION VERSION

REORGANIZATION AND

INTEREST PURCHASE

AGREEMENT

BETWEEN

PETRO-HUNT, L.L.C.

AND

PILLAR ENERGY, LLC

(AS PETRO-HUNT PARTIES)

AND

HALCÓN ENERGY PROPERTIES, INC.

(AS BUYER)

DATED AS OF OCTOBER 19, 2012

Table of Contents

ARTICLE I. Properties; Reorganization		1

1.01	Definition of Properties	1

1.02	Excluded Assets	4

1.03	Effective Time	4

1.04	Reorganization	4

ARTICLE II. Purchase and Sale		6

2.01	Purchase and Sale	6

2.02	Adjustments to Purchase Price	7

2.03	Allocation of Purchase Price	10

2.04	Tax Treatment of Purchase of Membership Interests	11

ARTICLE III. Representations and Warranties		11

3.01	Representations and Warranties of the Petro-Hunt Parties	11

3.02	Representations and Warranties of Buyer	20

ARTICLE IV. Covenants		24

4.01	Covenants of Petro-Hunt Parties	24

4.02	Covenants of Buyer and HRC	28

4.03	Covenants of Buyer and Petro-Hunt Parties as to Taxes	31

4.04	Hart-Scott-Rodino; Regulatory Approvals	32

ARTICLE V. Title and Defects		33

5.01	Defensible Title	33

5.02	Permitted Encumbrances	34

5.03	Title Defect	35

5.04	Defective Interests and Environmental Defects	36

5.05	Buyer’s Right of Inspection	38

5.06	Notice of Defective Interests and Environmental Defects	41

5.07	Arbitration Procedures	43

5.08	Effect of Disputed Defective Interests or Environmental Defects on Closing	44

5.09	Preferential Purchase Rights	46

5.10	Casualty Losses	46

5.11	Consents	47

5.12	Upward Adjustment	48

5.13	Exclusive Remedy	49

ARTICLE VI. Conditions to Closing		49

6.01	Petro-Hunt Parties’ Conditions	49

6.02	Buyer’s Conditions	50

ARTICLE VII. Closing		52

7.01	Date of Closing; Specific Performance	52

7.02	Closing Obligations	52

ARTICLE VIII. Obligations After Closing		54

8.01	Post-Closing Adjustments	54

8.02	Transition Services	55

8.03	Further Assurances	55

8.04	Buyer’s Post-Closing Obligations	55

8.05	Post-Closing Obligations of the Petro-Hunt Parties	59

8.06	Files and Records	60

8.07	Disclaimers of Representations and Warranties	61

8.08	Waiver of DTPA	61

8.09	Representations and Warranties; Indemnity as Exclusive Remedy	61

ARTICLE IX. Termination of Agreement		62

9.01	Termination	62

9.02	Effect of Termination	63

ARTICLE X. Indemnification		63

10.01	Notice; Right to Employ Counsel	63

10.02	Claim Reimbursement and Reduction	64

ARTICLE XI. General		64

11.01	Exhibits and Schedules	64

11.02	Expenses	65

11.03	Notices	65

11.04	Amendments	66

11.05	Headings	66

11.06	Counterparts	66

11.07	References	66

11.08	Governing Law	66

11.09	Entire Agreement	66

11.10	Parties in Interest	67

11.11	Assignments	67

11.12	Public Announcements	67

11.13	Notices after Closing	67

11.14	Severability	67

11.15	Time is of the Essence	67

11.16	Limitation on Damages	67

11.17	No Solicitation of the Petro-Hunt Parties’ Employees	68

11.18	Debt Financing Parties	68

Exhibits:

Exhibit “A”, Part I – Leases

Exhibit “A”, Part II – Interests to be Earned or Conveyed

Exhibit “A”, Part III – Map/Plat

Exhibit “B” – Contracts

Exhibit “C” – Wells

Exhibit “D” – Allocation Schedule & Designation of Per Net Mineral Acre Price for Different Areas and Regions

Exhibit “E-1” – Form of Buyer Officer’s Certificate

Exhibit “E-2” – Form of Petro-Hunt Parties Officer’s Certificate

Exhibit “F” – Form of Registration Rights Agreement

Exhibit “G” – Form of Certificate of Designation, Preferences, Rights, and Limitations of 8% Automatically Convertible Preferred Stock

Exhibit “H” – Form of Lock Up Agreement

Exhibit “I” – Form of Assignment of Membership Interests

Schedules:

Schedule 1.02 – Excluded Assets

Schedule 3.01(c) – Necessary Action

Schedule 3.01(d) – Consents, Preferential Purchase Rights

Schedule 3.01(e) – Litigation

Schedule 3.01(f) – AMIs and Non-Competition Agreements

Schedule 3.01(g) – Taxes

Schedule 3.01(k) – AFE’s

Schedule 3.01(l) – Take or Pay Liability and Over Production

Schedule 3.01(m) – Dormant or Excluded Wells

Schedule 3.01(n) – Legal Compliance

Schedule 3.01(o) – Payout Status

Schedule 3.01(p) – Off-Record Encumbrances

Schedule 3.01(q) – Environmental

Schedule 3.01(r) – Suspense Amounts

Schedule 3.01(s) – Lease Maintenance/Earning Requirements

Schedule 3.01(y) – Surface Restrictions

Schedule 3.02(d) – Buyer Approvals

Schedule 6.01(c) – Required Consents

Schedule 6.02(c) – Required Consents

REORGANIZATION AND INTEREST PURCHASE AGREEMENT

This Reorganization and Interest Purchase Agreement (this “Agreement”) dated as of the 19th day of October, 2012, is between PETRO-HUNT, L.L.C., a Delaware limited liability company (“PH”) and PILLAR ENERGY, LLC, a Texas limited liability company (“Pillar”) (together, jointly and severally, the “Petro-Hunt Parties”), and HALCÓN ENERGY PROPERTIES, INC. (“Buyer”). In addition, HALCÓN RESOURCES CORPORATION, the parent company of Buyer (“HRC”), joins in the execution and delivery of this Agreement for purposes of those provisions hereof relating to the issuance of Preferred Stock (as hereinafter defined).

RECITALS

A. The Petro-Hunt Parties own the Properties (defined below) located in the Fort Berthold area and the Marmon area of North Dakota within the boundaries of the plats or maps set forth as Exhibit “A”, Part III attached hereto.

B. The Petro-Hunt Parties will complete the Reorganization (defined below) whereby after effecting two statutory mergers, the Properties will be owned by Petro-Hunt FB/M Successor (defined below) and Pillar FB/M Successor (defined below).

C. The Petro-Hunt Parties desire to sell and Buyer desires to purchase (1) all of Petro-Hunt Holdings’ (defined below) membership interests in and to Petro-Hunt FB/M Successor and (2) all of Pillar Holdings’ (defined below) membership interests in and to Pillar FB/M Successor, for the Purchase Price.

In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Petro-Hunt Parties, Buyer and HRC (with regard to the Preferred Stock) agree as follows:

ARTICLE I.

Properties; Reorganization

1.01 Definition of Properties. For the purposes of this Agreement, the term “Properties” means the following, except to the extent constituting Excluded Assets:

(a) The respective undivided Working Interests or WI’s (as these terms are hereinafter defined) and Net Revenue Interests or NRI’s (as these terms are hereinafter defined) in and to, together with any and all of the Petro-Hunt Parties’ other rights, titles and interests in and to, the oil, gas and/or mineral leases, leasehold interests, royalty, and other interests in or relating to interests described in Exhibit “A”, Part I hereto (collectively, the “Leases”), together with corresponding undivided interests in (i) all rights, privileges, benefits, and powers conferred upon the holder of the Leases with respect to the use and occupation of the surface or subsurface of the lands covered by the Leases (the “Lands”) that may be necessary, convenient, or incidental to the possession and enjoyment of the Leases, (ii) all rights in respect of any pooled or unitized acreage located in whole or in part within the Lands by virtue of the Leases, including rights to production from the pool or unit allocated to any Lease being a part thereof, regardless of whether such production is from the Lands (and, including without limitation all rights derived from any unitization, pooling, operating, communitization or other agreement or from any declaration or order of any governmental authority) (the “Pooled Units”), (iii) all rights, options, titles, and interests of the Petro-Hunt Parties granting the Petro-Hunt Parties the right to obtain, or otherwise earn interests within the Lands no matter how earned, (iv) all easements, rights-of-way, subsurface easements, licenses, permits, servitudes, surface leases, and similar interests insofar and only insofar as the same relate to or are applicable to or used in developing or operating the Leases, the lands unitized or pooled with the Leases, or any of the other Properties described in subparagraphs (b)-(f) below, and (v) all tenements, hereditaments, and appurtenances belonging to any of the foregoing, save and except any fee minerals or overriding royalty interests owned by the Petro-Hunt Parties within the Properties, insofar and only insofar as the exclusion of the mineral fee interests and overriding royalty interests do not reduce the NRI’s allocable to the Properties being sold to Buyer hereunder below those described in Exhibit “A” and Exhibit “C” attached hereto;

(b) All of the right, title and interest of the Petro-Hunt Parties under the contracts, agreements, and other instruments described on Exhibit “B” attached hereto and made a part hereof together with all of the right, title and interest of the Petro-Hunt Parties under any rights-of-way, surface leases, surface use agreements, farmin agreements, farmout agreements, bottom hole agreements, acreage contribution agreements, operating agreements, unit agreements, processing agreements, options, leases of equipment or facilities, and other contracts, agreements, and rights that are owned by the Petro-Hunt Parties in whole or in part, which are not described on Exhibit “B” hereto, and that are appurtenant to the Properties or used or held for use in connection with the ownership or operation of the Properties or with the production, treatment, sale, supply or disposal of water, hydrocarbons and associated substances therefrom or thereon (in the aggregate, the “Contracts”), including, without limitation, all contractual rights to interests that may be earned by or assigned to the Petro-Hunt Parties under term assignments, farmout agreements, farmin agreements, participation agreements and other similar types of agreements, including, without limitation, those rights and interests that may be earned that are described in Exhibit “A”, Part II attached hereto;

(c) All of the right, title and interest of the Petro-Hunt Parties in and to the real, personal and mixed property used in the operation of the Properties owned by the Petro-Hunt Parties in whole or in part or credited to the joint account of the Petro-Hunt Parties (the “Equipment”) including, but not limited to (i) all oil, gas and condensate wells (whether producing, not producing or abandoned), water source, water injection and other injection or disposal wells and systems located on the Leases or lands unitized or pooled with the Leases, together with all wellhead equipment, fixtures (including, but not limited to, field separators and liquid extractors), pipe, casing, and tubing in, on or appurtenant to the wells (“Wells”), including, without limitation, those described on Exhibit “C” attached hereto and made a part hereof; (ii) all production, gathering, treating, processing, compression, dehydration, salt water disposal, injection, gathering line and pipeline equipment and facilities; (iii) all tanks, machines, equipment, tools, dies, vessels and other facilities;

(d) All crude oil, natural gas, condensate, distillate, natural gasoline, natural gas liquids, plant products, and other liquid or gaseous hydrocarbons, the right to explore for which, or an interest in which, is granted pursuant to the Leases, or lands unitized or pooled with the Leases (collectively, the “Hydrocarbons”) and that are produced from or allocable to such interests of the Petro-Hunt Parties from and after the Effective Time;

(e) All oil which was produced from the Leases and which was, as of the Effective Time, stored in tanks (located on the Leases or located elsewhere but used to store oil produced from the Leases prior to delivery to oil purchasers) (“Stock Tank Oil”);

(f) It is the intent of the parties that the Properties also include all right, title and interest of the Petro-Hunt Parties in any other real, personal or mixed property interests of the Petro-Hunt Parties located within the boundaries of the plats or maps set forth as Exhibit “A”, Part III attached hereto, and which are used in connection with the ownership or operation of the Properties, and therefore without limiting the generality of the above, this provision does not limit any of the other Properties described herein; and

(g) Subject to the provisions of Section 8.06 hereof, all of the files, records, documents, correspondence and data now in the possession or control of the Petro-Hunt Parties, that relates to the items described in sub-paragraphs (a), (b), (c), (d), (e), and (f) above, without limitation (the “Records”).

For purposes hereof, the following terms shall have the following meanings attributed to them: (i) “Net Revenue Interest” (or “NRI”) means the undivided interest in the oil, gas and other minerals or substances produced from or attributable to a Lease, Pooled Unit or Well (as hereinafter defined), or other Properties, after deducting all of lessor’s royalties, overriding royalties, net profits interests, production payments and other burdens on oil, gas and other minerals or substances produced therefrom, expressed as a percentage or a decimal; and (ii) “Working Interest” (or “WI”) means that share of the costs, expenses, burdens and obligations of any type or nature, along with the right to explore for, develop, produce, and sell Hydrocarbons, attributable to the Petro-Hunt Parties’ interest in the applicable Lease, Pooled Unit or Well (as hereinafter defined), or other Properties, expressed as a percentage or a decimal.

1.02 Excluded Assets. Notwithstanding anything to the contrary contained herein, the assets and properties to which Petro-Hunt FB/M Successor and Pillar FB/M Successor will succeed as a result of the Mergers do not include, and the Properties do not cover or include, any of the interests described in Schedule 1.02 (the “Excluded Assets”).

1.03 Effective Time. The Properties shall comprise and include (and Petro-Hunt FB/M Successor and Pillar FB/M Successor shall be entitled to) all production, benefits and claims relating to the Properties attributable to periods from and after on June 1, 2012, (herein called the “Effective Time”) (including all Hydrocarbons produced and saved during periods from and after the Effective Time) as part of the assets and properties to which they will succeed as a result of the Mergers; and in connection therewith, Petro-Hunt FB/M Successor and Pillar FB/M Successor shall be responsible for the FB/M Obligations (as hereinafter defined) to which they will succeed as a result of the Mergers. Petro-Hunt Successor and Pillar Successor shall be entitled to all production, benefits and claims relating to the Properties attributable to periods before the Effective Time as part of the assets and properties to which they will succeed as a result of the Mergers. Petro-Hunt Successor and Pillar Successor shall be responsible for the Petro-Hunt Party Obligations (as hereinafter defined) to which they will succeed as a result of the Mergers. To the extent that a party receives production from or attributable to the Properties (or products and proceeds attributable thereto) that is owned by the other party, the receiving party shall fully disclose, account for and remit the same promptly to the party entitled to receive such production (or products and proceeds attributable thereto).

1.04 Reorganization. Prior to the Closing Date, the Petro-Hunt Parties will cause each of the following to occur (collectively, the “Reorganization”):

(a) PH will cause the following:

(1) PH will form a new Delaware limited liability company, Petro-Hunt Holdings LLC (“Petro-Hunt Holdings”) with all of the membership interests in Petro-Hunt Holdings to be owned by the same persons, and in the same proportions, as the membership interests are held in PH.

(2) The members of PH will contribute the membership interests in PH to Petro-Hunt Holdings such that Petro-Hunt Holdings will be the sole member of PH.

(3) PH will be converted into a Texas limited liability company pursuant to the provisions of Texas Business Organizations Code (the “TBOC”) Sections 10.102 and 10.103 (or alternatively, PH will be merged into a Texas limited liability company, with such Texas entity remaining as the surviving successor entity).

(4) PH will merge (the “Petro-Hunt Merger”), pursuant to Section 10.003 et. seq. of the TBOC resulting in two entities: (A) Petro-Hunt Fort Berthold/Marmon Successor Entity LLC, or a similar name (“Petro-Hunt FB/M Successor”), which will have as its assets and properties the Properties owned by PH immediately prior to the effective time of the Petro-Hunt Merger and will have as its liabilities and obligations the “FB/M Obligations” (defined in Section 8.04(c) below) of PH immediately prior to the Petro-Hunt Merger and (B) Petro-Hunt Successor Entity LLC, or a similar name (“Petro-Hunt Successor”), which will have as its assets and properties all assets and properties of PH immediately prior to the effective time of the Petro-Hunt Merger other than the Properties, and will have as its liabilities and obligations all of the liabilities and obligations of PH immediately prior to the effective time of the Petro-Hunt Merger (including, without limitation, the Petro-Hunt Party Obligations (as defined in Section 8.04(c) below)), other than the FB/M Obligations of PH. Petro-Hunt Successor will also succeed to all of the rights of PH under this Agreement and will be subject to the liabilities and obligations of the PH under this Agreement.

(5) As a result of the Petro-Hunt Merger, all of the membership interests of PH will be canceled and converted into membership interests in Petro-Hunt FB/M Successor; and Petro-Hunt Successor and Petro-Hunt Holdings will thereby own all of the membership interests of Petro-Hunt FB/M Successor and Petro-Hunt Successor.

(b) Pillar will cause the following:

(1) Pillar will form a new Delaware limited liability company, Pillar Holdings LLC (“Pillar Holdings”) with all of the membership interests in Pillar Holdings to be owned by the same persons, and in the same proportions, as the membership interests are held in Pillar.

(2) The members of Pillar will contribute the membership interests in Pillar to Pillar Holdings such that Pillar Holdings will be the sole member of Pillar.

(3) Pillar will merge (the “Pillar Merger”), pursuant to Section 10.003 et. seq. of the TBOC resulting in two entities: (A) Pillar Fort Berthold/Marmon Successor Entity LLC, or a similar name (“Pillar FB/M Successor”), which will have as its assets and properties the Properties owned by Pillar immediately prior to the effective time of the Pillar Merger and will have as its liabilities and obligations the FB/M Obligations (defined in Section 8.04(c) below) of Pillar immediately prior to the Pillar Merger and (B) Pillar Energy Successor Entity LLC, or a similar name (“Pillar Successor”), which will have as its assets and properties all assets and properties of Pillar immediately prior to the effective time of the Pillar Merger other than the Properties, and will have as its liabilities and obligations all of the liabilities and obligations of Pillar immediately prior to the effective time of the Pillar Merger (including, without limitation, the Petro-Hunt Party Obligations), other than the FB/M Obligations of Pillar. Pillar Successor will also succeed to all of the rights of Pillar under this Agreement and will be subject to the liabilities and obligations of Pillar under this Agreement.

(4) As a result of the Pillar Merger, all of the membership interests of Pillar will be canceled and converted into membership interests in Pillar FB/M Successor; and Pillar Successor and Pillar Holdings will thereby own all of the membership interests of Pillar FB/M Successor and Pillar Successor.

(c) The Petro-Hunt Parties shall provide Buyer with copies of all documents and instruments related to or used to consummate the Reorganization. For the purposes of this Agreement, the Petro-Hunt Merger and the Pillar Merger are referred to as the “Mergers.”

(d) Notwithstanding anything to the contrary in this Agreement, the Petro-Hunt Parties will not be in breach of any provision of this Agreement, nor will any representation or warranty of the Petro-Hunt Parties be inaccurate in any respect solely by virtue of any secondary liability imposed on Petro-Hunt FB/M Successor or Pillar FB/M Successor under TBOC Section 10.008; provided, however, that notwithstanding anything stated herein to the contrary, the Petro-Hunt Party Obligations shall be deemed to include any obligation or liability that is not expressly included as part of the FB/M Obligations, including, without limitation, any such successor or secondary liability or liabilities and obligations relating to assets, properties and businesses not included as part of the Properties.

ARTICLE II.

Purchase and Sale

2.01 Purchase and Sale.

(a) Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Petro-Hunt Holdings and Pillar Holdings, and the Petro-Hunt Parties will cause Petro-Hunt Holdings and Pillar Holdings to sell to Buyer, all of the membership interests of Petro-Hunt FB/M Successor and Pillar FB/M Successor (collectively, the “Membership Interests”) for the Purchase Price.

(b) Purchase Price; Buyer Stock. Subject to the other terms and conditions set forth in this Agreement, the aggregate purchase price payable by Buyer to Petro-Hunt Holdings and Pillar Holdings for the Membership Interests shall be ONE BILLION FOUR HUNDRED FIFTY MILLION and No/100 Dollars ($1,450,000,000), based on an allocation for the Petro-Hunt Parties’ interest in the Wells and the Allocated Units (defined below) associated with the Wells as set forth on Exhibit “D” attached hereto, and the Petro-Hunt Parties’ interest in the Undeveloped Leases (defined below), as set forth on Exhibit “D” (the “Purchase Price”), as the same may be adjusted in accordance with the terms of this Agreement. Subject to adjustments provided herein (relative to both the cash and Preferred Stock portions, applied in the same proportions), Seven Hundred Million Dollars ($700,000,000) of the Purchase Price will be in cash payable via wire transfer of immediately available funds at Closing; and, Seven Hundred Fifty Million Dollars ($750,000,000) of the Purchase Price will be in the form of 10,073.4692 newly issued shares of Automatically Convertible Preferred Stock of HRC (the “Preferred Stock”), evidence of which will be delivered by Buyer to Petro-Hunt Holdings and Pillar Holdings at Closing. The Preferred Stock will have the terms set forth in a Certificate of Designation, Preferences, Rights and Limitations (“Certificate of Designation”), in substantially the form attached hereto as Exhibit “F”. The issuance of Preferred Stock and any shares of common stock of HRC issued upon conversion thereof (the “Conversion Shares”; and the Conversion Shares together with the Preferred Stock are collectively referred to as the “Securities”), will not be registered under the Securities Act of 1933, as amended (the “Securities Act”).

(c) Division of Cash and Preferred Stock Among the Petro-Hunt Parties. The cash and Preferred Stock portions of the adjusted Purchase Price shall be allocated as follows: 95.03% thereof to Petro-Hunt Holdings, and 4.97% thereof to Pillar Holdings; and such parties hereby RELEASE, WAIVE AND FOREVER DISCHARGE any and all claims or liabilities regarding the manner in which such amounts, proceeds or Preferred Stock may be allocated or divided among such parties, REGARDLESS OF THE SOLE, JOINT, CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF SUCH PARTIES, BUYER OR ANY OTHER PERSON.

2.02 Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows:

(a) The Purchase Price shall be adjusted upward by the following:

(1) to the extent actually received by Buyer, the value of all merchantable Stock Tank Oil in storage at the Effective Time, which is sold and which is credited to the Properties and measured by and accurately reflected in the Petro-Hunt Parties’ records as of the Effective Time, such value to be the actual price received less taxes deducted. No adjustment to the Purchase Price will be made for Stock Tank Oil sale proceeds received by the Petro-Hunt Parties prior to Closing;

(2) the amount of all verifiable expenditures (including, without limitation, costs, expenses and capital expenditures under applicable operating agreements or other similar arrangements or agreements) actually paid by or that would be owed to the Petro-Hunt Parties (including all costs, expenses, expenditures and charges that would be properly paid to the Petro-Hunt Parties, as operator (if operated by the Petro-Hunt Parties), relating to what would be paid under an applicable joint operating agreement or similar arrangement, as such charges are determined in accordance with Council of Petroleum Accountants Society (COPAS) standards, as relating to the Petro-Hunt Parties’ interests in the Properties or as otherwise agreed by the parties hereto) in accordance with the terms of this Agreement, in connection with the drilling, completing, development, fracture stimulation, equipping and operation of the Properties in accordance with this Agreement for work actually performed and materials, supplies and equipment, solely to the extent attributable to periods on or after the Effective Time;

(3) an amount equal to all paid ad valorem, property, production, severance and similar Taxes (but not including income Taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom, solely to the extent they are attributable to the ownership or operation of the Properties on and after the Effective Time;

(4) an amount equal to the value (based on the price which the Petro-Hunt Parties are entitled to receive on the date(s) that such under production occurred for such production) of the volume of gas less than its ownership percentage which the Petro-Hunt Parties have produced from any of the Wells (“Under Production”);

(5) an amount equal to the actual purchase price paid for any oil, gas and/or other mineral leases, leasehold estates and interests, mineral, royalty, overriding royalty, production payment, reversionary, net profit, contractual leasehold, easements, rights of way and other similar rights, estates, or interests acquired by the Petro-Hunt Parties located within the boundaries of the plat or map set forth as Exhibit “A”, Part III attached hereto after the date of this Agreement but before the Closing (the “Additional

Properties”) to the extent that the Petro-Hunt Parties have provided Buyer written notice of an offer for the acquisition of Additional Properties and Buyer agreed to accept such Additional Properties within three (3) business days’ notice from receipt of notice from the Petro-Hunt Parties; notwithstanding the above, the parties agree to use commercially reasonable efforts to cooperate in the Petro-Hunt Parties’ efforts to acquire additional interests from joint interest owners in the Properties (provided, however, that notwithstanding the above, none of Buyer, HRC, Petro-Hunt FB/M Successor or Pillar FB/M Successor shall have any liability relating to any failure of the Petro-Hunt Parties to acquire such additional interests); and

(6) any other amount agreed upon by the Petro-Hunt Parties and Buyer.

(b) The Purchase Price shall be adjusted downward by the following:

(1) proceeds and revenues actually received by the Petro-Hunt Parties attributable to the Properties and which are attributable to periods on or after the Effective Time net of royalties and unpaid Property Taxes related to such proceeds and revenues, and that are attributable to the period on or before the Effective Time;

(2) an amount equal to all unpaid Property Taxes based upon or attributable to the Properties prior to the Effective Time, which amount shall be computed based upon such taxes assessed against the applicable portion of the Properties for the preceding calendar year or, if such taxes are assessed on other than a calendar year basis, for the tax related year last ended, but only to the extent liability for such unpaid Taxes is assumed by Buyer;

(3) the aggregate amount of (i) the Title Defect Value (defined below) of the Defective Interests (defined below) and Environmental Defect Value (defined below) of the Environmental Defects (defined below) for which a Purchase Price reduction is elected pursuant to Article V of this Agreement less (ii) any applicable Upward Adjustments (as defined in Section 5.12 hereof), as contemplated in Section 5.12 below;

(4) any amounts paid to the Petro-Hunt Parties, as operator, by other working interest owners under the applicable joint operating agreements (including, without limitation, those amounts determined in accordance with Council of Petroleum Accountants Society (COPAS) standards) as relating to the Properties solely to the extent attributable to the period on or after the Effective Time, or as otherwise agreed by the parties hereto;

(5) an amount equal to the value of that portion of the Properties with respect to which the Petro-Hunt Parties have produced a share of gas in excess of its ownership percentage and the Petro-Hunt Parties are obligated to reduce their share of production under a gas balancing agreement or similar arrangement to allow under-produced parties to come back into balance (“Over Production”) (the value of such Over Production to be based on the price which could have been received by the Petro-Hunt Parties on the dates(s) that such Over Production occurred; and

(6) any other adjustment provided for under this Agreement, or other amount agreed upon by the Petro-Hunt Parties and Buyer in writing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, any net reduction or net increase in the Purchase Price shall be applied to reduce or increase the amount of cash and shares of Preferred Stock to be delivered according to Section 2.01(b) in the same proportion as set forth in Section 2.01(b) above.

(d) To the extent that any Properties are excluded from the assets and properties to be owned by Petro-Hunt FB/M Successor or Pillar FB/M Successor at the effective time of the Mergers in accordance with the terms and provisions of this Agreement, then any other positive or negative adjustments to the Purchase Price relative to such excluded Properties shall not be applied.

2.03 Allocation of Purchase Price. The Petro-Hunt Parties and Buyer agree that the Purchase Price will be allocated among the Properties as set forth on Exhibit “D” attached hereto and made a part hereof (the “Allocated Value”). For purposes hereof, producing Wells within the Properties will be deemed to include a 180-acre tract allocable to such Well (an “Allocated Unit”); and (i) the “Undeveloped Leases” shall mean the remainder of the Leases (or portions thereof) which are not allocated or included in an Allocated Unit that is attributable to a Well; (ii) “Per Net Mineral Acre Price” is the per net mineral acre price or value set forth for the different areas and regions described in Exhibit “D” attached hereto, and (iii) “net mineral acre” shall mean the Petro-Hunt Parties’ undivided Working Interest in the leasehold estate created by a Lease, multiplied by the number of gross acres covered by such Lease, multiplied by the lessor’s undivided interest in the oil and gas mineral fee estate in the lands covered by such Lease. For the purpose of making the requisite Tax filings under the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder, the Petro-Hunt Parties and Buyer agree to allocate the Purchase Price (as adjusted pursuant to the provisions hereof) among the assets of the Petro-Hunt FB/M

Successor and Pillar FB/M Successor, as provided in the Allocated Value. The Petro-Hunt Parties and Buyer each agree to report the federal, state and local income and other Tax consequences of the transactions contemplated herein, and to prepare and file all Tax Returns in a manner consistent with the terms of the Allocated Value and shall not take any position inconsistent therewith upon examination of any such Tax Return, in any refund claim, in any litigation, investigation or otherwise unless required to do so by applicable law. The Petro-Hunt Parties and Buyer shall confer and cooperate on any revisions to the Allocated Value, including reporting any matters that require updating (including adjustments to the Purchase Price) to be consistent with the Allocated Value.

2.04 Tax Treatment of Purchase of Membership Interests. The sale and purchase of the Membership Interests will be treated as a sale of the assets of Petro-Hunt FB/M Successor and Pillar FB/M Successor, as applicable, for United States federal income Tax purposes, as well as all applicable state and local income Tax purposes and shall prepare all Tax Returns in a manner consistent with such Tax treatment and shall not take any Tax position inconsistent therewith.

ARTICLE III.

Representations and Warranties

3.01 Representations and Warranties of the Petro-Hunt Parties. The Petro-Hunt Parties represent and warrant to Buyer the following (provided that the representations and warranties regarding Petro-Hunt Holdings, Pillar Holdings, Petro-Hunt FB/M Successor and Pillar FB/M Successor will be made only at, and as of, the Closing Date; and for purposes hereof, as of Closing, Petro-Hunt FB/M Successor and Pillar FB/M Successor shall not be considered a Petro-Hunt Party making these representations and warranties):

(a) Organization; Membership Interests. The Petro-Hunt Parties are duly organized, validly existing and in good standing under the laws of their respective states of formation and are qualified to do business in the State of North Dakota. As of the Closing, following the Mergers, (i) Petro-Hunt Holdings will be duly organized, validly existing, and in good standing under the laws of the State of Delaware and will own all of the membership interests of Petro-Hunt FB/M Successor and Petro-Hunt Successor, and (ii) Pillar Holdings will be duly organized, validly existing, and in good standing under the laws of the State of Delaware and will own all of the membership interests of Pillar FB/M Successor and Pillar Successor. Each of Petro-Hunt FB/M Successor and Pillar FB/M Successor will be, after the Reorganization, duly organized, validly existing and in good standing under the laws of the State of Texas.

(b) Authority. Each of the Petro-Hunt Parties, Petro-Hunt Holdings and Pillar Holdings have all requisite limited liability company power and authority, to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement.

(c) Necessary Action; Binding. The execution, delivery and performance of this Agreement has been, and the execution and delivery of all certificates, documents and instruments required to be executed and delivered by the Petro-Hunt Parties, Petro-Hunt Holdings and Pillar Holdings at the Closing, and the consummation of the transactions contemplated hereby shall have been duly authorized by all necessary limited liability company action on the part of such person, and, except as set forth on Schedule 3.01(c), no further authorization is required by any law, statute, regulation, court order or judgment applicable to such person. This Agreement constitutes a legal, valid and binding obligation of the Petro-Hunt Parties, Petro-Hunt Holdings and Pillar Holdings, and each of them, enforceable in accordance with its terms, subject however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws.

(d) No Violation; Consents. Except as set forth on Schedule 3.01(d), the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate, or be in conflict with, any provisions of the bylaws, limited liability company agreement, partnership agreement, company agreement or other governing documents of the Petro-Hunt Parties, Petro-Hunt Holdings, Pillar Holdings, Petro-Hunt FB/M Successor or Pillar FB/M Successor, (ii) constitute a breach of, or any event of default under, any Contract or agreement to which any of the Petro-Hunt Parties, Petro-Hunt Holdings, Pillar Holdings, Petro-Hunt FB/M Successor or Pillar FB/M Successor, is a party or by which it or its assets or any of the Properties is bound, or constitute the happening of an event or condition upon which any other party to such a contract or agreement may exercise any right or option which will materially adversely affect any of the Properties, and neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby: (A) require consent of any third party or governmental authority to transfer any of the Properties (other than approvals that may be required under the HSR Act, as described below), (B) violate any maintenance of uniform interests provisions, (C) require any other third-party approvals contemplated herein, and (D) trigger any preferential purchase rights, rights of first refusal or other option or rights in favor of third parties, (iii) violate any judgment, decree, order, statute, rule or regulation applicable to the Petro-Hunt Parties, Petro-Hunt Holdings, Pillar Holdings, Petro-Hunt FB/M Successor or Pillar FB/M Successor, or (iv) result in any liability to Buyer under the terms of any Contracts or agreements, comprising duties, liabilities or obligations to which Petro-Hunt FB/M Successor or Pillar FB/M Successor is succeeding as a result of the Mergers.

(e) Litigation; Audits. Except as shown on Schedule 3.01(e), no suit, action or other proceeding to which the Petro-Hunt Parties, Petro-Hunt Holdings, Pillar Holdings, Petro-Hunt FB/M Successor or Pillar FB/M Successor is a party, or which relates to the ownership or operation of the Properties, is pending before any court or governmental agency, or under any arbitration proceeding. No other suit, action, demand, proceeding, lawsuit or other litigation is pending or, to the knowledge of the Petro-Hunt Parties, threatened against the Petro-Hunt Parties, Petro-Hunt Holdings, Pillar Holdings, Petro-Hunt FB/M Successor or Pillar FB/M Successor with respect to the Properties. In addition, except as set forth on Schedule 3.01(e), there are no audits currently being conducted by the Petro-Hunt Parties, Petro-Hunt Holdings, Pillar Holdings, Petro-Hunt FB/M Successor or Pillar FB/M Successor or, to the knowledge of the Petro-Hunt Parties, any third person, with respect to, the joint account under any operating or similar agreements related to the Properties.

(f) Royalties; Lease Status; AMIs. Royalties (other than royalties validly held in suspense), rentals and other payments due under the Leases (as amended) or the Properties have been properly and timely paid. Except as disclosed on Schedule 3.01(f), none of the Properties is subject to the terms of any area of mutual interest agreement, most favored nations provisions, or non-competition agreements.

(g) Taxes. The Petro-Hunt Parties have fully and timely paid all Taxes based on or measured by the ownership of the Properties or on the production and severance of oil, gas and other minerals from the Properties or the receipt of proceeds therefrom, that the Petro-Hunt Parties are obligated to pay on or before the date hereof. No taxing authority or agency, domestic or foreign, has asserted or is now asserting or, to the actual knowledge of the Petro-Hunt Parties, threatening to assert against the Properties or the Petro-Hunt Parties any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith. None of the Properties is subject to tax partnership reporting requirements under applicable provisions of the Code or any foreign, state or local law, except to the extent that the Petro-Hunt Parties are or may be taxed as a partnership. Each of Petro-Hunt FB/M Successor and Pillar FB/M Successor is treated for federal tax purposes as disregarded as an entity separate from its owner for purposes of Treasury Regulations Section 301.7701-2(c)(2) and has not made an election to be classified as a corporation for federal, state and local income Tax purposes.

With respect to Taxes and Tax Returns: (i) all material Tax Returns required to be filed by the Petro-Hunt Parties prior to the Effective Time with respect to the Properties have been accurately and completely prepared and timely filed (taking into account all extensions) and all Taxes shown thereon as due have been timely paid, (ii) there are no material liens on any of the Properties that arose in connection with any failure of the Petro-Hunt Parties to pay any Tax, (iii) other than with respect to the tax periods for which Property Taxes (as defined in Section 4.03(b)) are being prorated as between Petro-Hunt FB/M Successor and Pillar FB/M Successor, on the one hand, and Petro-Hunt Successor and Pillar Successor, on the other, pursuant to Section 4.03(b) hereof, for all prior tax periods, all Property Taxes shown as due on such Tax Returns have been timely paid and all other Property Taxes not reported on Tax Returns but that pertain to the Properties, which, if not paid, could constitute liens or charges against the Properties, except for Taxes being contested in good faith and by appropriate proceedings, have been paid in the ordinary course, (iv) none of the Petro-Hunt Parties has received any notice of a material claim or inquiry pending by any governmental authority in connection with any Tax or any Tax Return described in clauses (i), (ii) and (iii), (v) no written claim has been made by any governmental authority in a jurisdiction where the Petro-Hunt Parties do not file a Tax Return with respect to the Properties or has previously paid Taxes with respect to the Properties that it is or may be subject to material taxation in that jurisdiction with respect to the Properties, and (vi) except as set forth on Schedule 3.01(g) attached hereto, none of the Properties is held in or subject to an arrangement or agreement that results in any of the Properties being treated as held in or subject to a partnership (or otherwise treated as an interest in any type of entity) for federal, state, or local income tax purposes (with it being acknowledged, for purposes hereof, however, that the Petro-Hunt Parties are or may be treated as a partnership for federal income tax purposes). With respect to Petro-Hunt FB/M Successor and Pillar FB/M Successor, other than Property Taxes, there will be no material amount of Taxes owing by Petro-Hunt FB/M Successor and Pillar FB/M Successor at Closing.

For purposes of this Section 3.01(g) and otherwise in this Agreement, the following terms shall have the meanings described: (1) “Tax Returns” means any report, return, election, document, estimated tax filing, declaration, claim for refund, information returns, or other filing provided to any governmental authority with respect to Taxes including any schedules or attachments thereto and any amendment thereof; and (2) “Taxes”, means all taxes, assessments, charges, duties, levies, imposts, or other similar charges imposed by a governmental authority with respect to ownership of the Properties, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, real or personal property, excise, severance, windfall profits, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, and assessments, charges, duties, fees, levies, imposts, or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect to taxes, whether disputed or otherwise, including without limitation transferee liability for any of the preceding described taxes.

(h) Brokers. None of the Petro-Hunt Parties has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever.

(i) Contracts. Except for those Contracts described on Exhibit “B”, there are no contracts, agreements or commitments that constitute part of the Properties that (x) could reasonably expect to involve aggregate payments by or to the Petro-Hunt Parties of $100,000 or more within any 12-month period, or (y) could hinder or restrict any operations or development of the Properties, or (z) is not able to be terminated by the Petro-Hunt Parties upon not more than 90 days prior written notice without penalty or payment for such termination. The Petro-Hunt Parties are not in breach or violation in any material respect of any of such Contracts, and to the knowledge of the Petro-Hunt Parties, neither are any of the counterparties thereto. Each of the Contracts is in full force and effect, enforceable in accordance with its respective terms. The Petro-Hunt Parties have provided to Buyer true, correct and complete copies of or access to all Contracts (including all amendments and supplements thereto) prior to the execution and delivery of this Agreement.

(j) Non-Foreign Status. Neither of the Petro-Hunt Parties is a “foreign person” within the meaning of Section 1445 of the Code.

(k) AFEs and Capital Commitments. The authorities for expenditures, or any other capital commitments, relating to the Properties (collectively, “AFE’s”) set forth on Schedule 3.01(k) attached hereto constitute all of the AFE’s which have been approved by the Petro-Hunt Parties or other working interest owners respecting operations to be conducted on the Properties after the Effective Time; and, to the knowledge of the Petro-Hunt Parties, no other AFE’s, nor other material capital expenditures regarding the Properties have been proposed. All expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Properties, and all severance, production, ad valorem and other similar taxes) relating to the ownership or operation by the Petro-Hunt Parties of the Properties and for which the Petro-Hunt Parties have received an invoice, have been, and are being, timely paid by the Petro-Hunt Parties (before they become delinquent). The Petro-Hunt Parties are not delinquent in any material respect with regard to their obligations to bear costs and expenses relating to the development and operation of the Properties.

(l) Take or Pay; Imbalances. Schedule 3.01(l) attached hereto sets forth the amount of Take or Pay Liability (as hereinafter defined) and Over Production attributable to the Properties, if any, as of the date of this Agreement. Except as set forth in Schedule 3.01(l), there are no material Hydrocarbon imbalances (whether production, pipeline or deliverable) with respect to the Properties, nor any calls on production or similar obligations, as of the date of this Agreement. For purposes hereof, the term “Take-or-Pay Liability” shall mean any liability pursuant to which the Petro-Hunt Parties are obligated by virtue of any prepayment arrangements under any contract for the sale of hydrocarbons and containing a “take or pay” or similar provision or a production payment or any other arrangement to deliver Hydrocarbons produced from the Properties at some future time without then or thereafter receiving full payment therefor.

(m) Wells. To the knowledge of the Petro-Hunt Parties, except for the Wells described on Exhibit “C”, wellbores and other interests excluded as part of the Excluded Assets, and those Wells described on Schedule 3.01(m), there are no dormant, plugged and abandoned (whether temporarily or permanently plugged and abandoned) or other wells located on or allocable to the Properties, and there is no current obligation under applicable laws, regulations, rules of any governmental authorities (including, without limitation, the North Dakota Industrial Commission, Oil & Gas Division) to plug and abandon any Wells or facilities constituting part of the Properties. No Well is subject to penalties on allowable production after the date of this Agreement because of any overproduction or any other violation of applicable laws, rules, regulations or permits or judgments, orders or decrees of any governmental authority that would prevent any Well from being entitled to its full legal and regular allowable production from and after the Effective Time.

(n) Legal Compliance. Except as set forth in Schedule 3.01(n), with regard to the Properties, excluding Environmental Laws (which are the subject of Section 3.01(q) below), the Petro-Hunt Parties are, and the Properties are, in material compliance with all applicable local, state and federal laws, regulations, rules and ordinances, judgments, orders, and decrees (including, without limitation, applicable North Dakota Industrial Commission, Oil & Gas Division, field rules). Excluding Environmental Laws, the Petro-Hunt Parties have received no written notice, whether from a third party or governmental authority, asserting or alleging any material non-compliance with any applicable local, state and federal laws, regulations, rules and ordinances, judgments, orders, or decrees. With respect to those Properties operated by the Petro-Hunt Parties, the Petro-Hunt Parties have (and with respect to those Properties operated by an unaffiliated third party, to the knowledge of the Petro-Hunt Parties, such third party has) obtained all governmental permits necessary for the operation of such Properties as of the Effective Time; and the Petro-Hunt Parties are not (and to the knowledge of the Petro-Hunt Parties, such third party is not) in material default under any such permit, license or agreement relating to the operation and maintenance of the Properties.

(o) Payout Balances. Schedule 3.01(o) contains a complete and accurate list of the status of any “payout” balance (net to the interest of the Petro-Hunt Parties), as of the dates shown in Schedule 3.01(o) for each of the Wells that is subject to a reversion or other adjustment at some level of cost recovery or payout.

(p) Unrecorded Liens and Encumbrances. Except as set forth on Schedule 3.01(p), except for Permitted Encumbrances, none of the Properties are subject to any of the following which are not filed and reflected of record in the real property records of the county where the affected Properties are located: a lien, mortgage, deed of trust, or other claims or encumbrances, in the case of each of the foregoing, created by, through or under the Petro-Hunt Parties, including, without limitation, any carried interests, reversionary interests, production payments, net profits interests, calls on production, or obligations to deliver any production from the Properties after the Effective Time without the right to be immediately paid for the same, and to the knowledge of the Petro-Hunt Parties, the Properties are not subject to any such unrecorded interests created by, through, or under any third party.

(q) Environmental. Except as set forth on Schedule 3.01(q):

(i) With regard to the Properties, the Petro-Hunt Parties are, and the Properties are, in material compliance with all applicable Environmental Laws, which compliance includes the possession of all permits and plans required under applicable Environmental Laws and compliance with the terms and conditions thereof, and the making and filing with all applicable governmental entities of all reports, forms and documents and the maintenance of all records required to be made, filed or maintained by Petro-Hunt Parties under any Environmental Law. The Petro-Hunt Parties have not received any written communication (or to its knowledge, oral communication that the Petro-Hunt Parties reasonably believe to be credible) from any person, whether a governmental entity, citizens group, employee or otherwise, that alleges that the Properties are not in compliance with Environmental Laws.

(ii) The Petro-Hunt Parties are not subject to any material liability or material obligation (accrued, contingent or otherwise) to cleanup, correct, abate or to take any response, remedial or corrective action under or pursuant to any Environmental Laws, relating to (i) Environmental Conditions on, under, or about any of the Properties at the present time or, to the knowledge of the Petro-Hunt Parties, in the past, including the air, soil, surface water and groundwater conditions at, on, under, from or near such Properties; or (ii) the past or present use, management, handling, transport, treatment, generation, storage, disposal or release of any Hazardous Materials originating from the Properties, whether on-site at any well within the Properties, or at any off-site location. The Petro-Hunt Parties have not received written notice (or to their knowledge, oral notice that the Petro-Hunt Parties reasonably believe to be credible) of any investigations or actions pending or threatened against the Petro-Hunt Parties (i) alleging the material violation of, or liability or potential liability under, any Environmental Law, or (ii) requiring any action to address Environmental Conditions, with regard to the Properties, in each case, which could reasonably be expected to result in material liability to Petro-Hunt FB/M Successor or Pillar FB/M Successor, and no such investigations or actions are otherwise pending or, to the knowledge of the Petro-Hunt Parties, threatened.

(iii) Pursuant to Section 4.01(a), the Petro-Hunt Parties have made available to Buyer, or will make available to Buyer, non-confidential studies, assessments, reports, data, results of investigations or audits, analyses and test results, in the possession, custody or control of the Petro-Hunt Parties or any predecessor in interest thereto, relating to (a) past or present Environmental Conditions on, under or about any of the Properties; and (b) any Hazardous Materials used, managed, handled, transported, treated, generated, stored or released by any person on, under, about or from, any of the Properties.

(iv) To the knowledge of the Petro-Hunt Parties, there are no past or present actions, activities, circumstances, conditions, events or incidents (including the release, emission, discharge, presence or disposal of any Hazardous Material), that would be reasonably likely to form the basis of any material environmental liability against the owner or operator of the Properties.

(v) The Petro-Hunt Parties have not placed any underground storage tanks at any of the Properties.

(vi) The representations and warranties made in this Section 3.01(q) are the only representations and warranties of the Petro-Hunt Parties with respect to Environmental Laws, Environmental Conditions, Hazardous Materials and other environmental matters.

(r) Suspense Amounts. Schedule 3.01(r) sets forth a complete and accurate list of the amounts held in suspense relative to the Properties as of the date set forth in such Schedule. To the extent circumstances require, the Petro-Hunt Parties will provide an updated schedule of such suspense amounts to Buyer at Closing.

(s) Lease Maintenance/Earning Requirements. Schedule 3.01(s) sets forth a complete and accurate description of the relevant terms of any Contract or Leases that contains an unusual, unique, exceptional or non-market covenant or condition that must be satisfied in order to earn or avoid forfeiture or loss of any Leases (other than standard lease compliance provisions and “pugh” clauses contained in Leases), or portions thereof.

(t) Accredited Investor. Each of Petro-Hunt Holdings and Pillar Holdings is (i) an “Accredited Investor” as defined in Rule 501(a) of the Securities Act; (ii) acquiring the Preferred Stock and any Conversion Shares only for its own account and not for the account of others, for investment purposes and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act; and (iii) not an entity formed for the specific purpose of acquiring the Preferred Stock or the Conversion Shares.

(u) Private Placement of Securities. Each of Petro-Hunt Holdings and Pillar Holdings understands that (i) the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the offer and sale of the Securities have not been registered under the Securities Act. Each of Petro-Hunt Holdings and Pillar Holdings understands that the Securities may not be resold or otherwise transferred absent an effective registration statement under the Securities Act except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable securities laws of the states of the United States; (ii) certificates evidencing the Securities will bear a legend in substantially the following form disclosing the transfer restrictions described above:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE ACT, OR AN OPINION OF COUNSEL, SATISFACTORY TO THE ISSUER HEREOF, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.

As a result of these transfer restrictions, Petro-Hunt Holdings and Pillar Holdings may not be able to readily resell the Securities and may be required to bear the financial risk of an investment in the Securities for an indefinite period of time.

(v) Independent Investigation. Petro-Hunt Holdings and Pillar Holdings have received sufficient information to make an investment decision with respect to the Securities. Petro-Hunt Holdings and Pillar Holdings and their professional advisor(s) have had the full opportunity to ask such questions, receive such answers and obtain such information relevant to making an investment decision with respect to the Securities. To the knowledge of the Petro-Hunt Parties, the Securities have been offered to Petro-Hunt Holdings and Pillar Holdings solely by means of direct contact between Petro-Hunt Holdings, Pillar Holdings, Buyer and HRC.

(w) Risk Factors; Knowledge and Experience. Petro-Hunt Holdings and Pillar Holdings are aware that there are substantial risks incident to accepting the Securities as part of the Purchase Price, including that there is no current market for the Preferred Stock and that the Preferred Stock cannot convert into common shares absent an affirmative vote of the holders of a majority of HRC’s common stock to increase the number of its authorized shares of common stock in an amount sufficient to permit conversion thereof and to approve the issuance of the common stock upon conversion thereof, as well as the risks summarized under

“Risk Factors” in HRC’s SEC Documents (as hereinafter defined). Petro-Hunt Holdings and Pillar Holdings have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities, and Petro-Hunt Holdings and Pillar Holdings have sought such accounting, legal and tax advice as the undersigned has considered necessary to make an informed investment decision. Each of Petro-Hunt Holdings and Pillar Holdings is able at this time and in the foreseeable future to bear the economic risk of a total loss of their investment in the Company represented by the Securities. In making the decision to accept the Securities as part of the Purchase Price, Petro-Hunt Holdings and Pillar Holdings have relied solely upon the representations and covenants of HRC contained in this Agreement, HRC’s SEC Documents (as hereinafter defined), and their independent investigation.

(x) Information; the Reserve Report. The Records and other information concerning the Properties herein comprise files or copies thereof that the Petro-Hunt Parties have used or generated in its normal course of business. To the knowledge of the Petro-Hunt Parties, all historical production and operating information and data provided or made available by or on behalf of the Petro-Hunt Parties to Cawley, Gillespie & Associates, Inc., as reservoir engineers engaged to prepare reserve reports for the Petro-Hunt Parties, is true, correct and complete in all material respects, as of the date such information and data was provided to Cawley, Gillespie & Associate, Inc. To the knowledge of the Petro-Hunt Parties, all such information was prepared and supplied in accordance with customary industry practices, including, without limitation, production reports and historical development and production costs.

(y) Surface Restrictions. Except as set forth in Schedule 3.01(y) (and other than certain standard provisions in Leases which may restrict drilling within certain distances from dwellings and structures), none of the Properties are subject to any written surface waivers or surface or site access restrictions that would prevent Buyer from reasonably enjoying the economic benefits of any Lease.

When used in this Section 3.01, references to “knowledge of the Petro-Hunt Parties” or similar phrases, means the actual knowledge of the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Vice President, Operations and Vice President, Land of the Petro-Hunt Parties, after making such reasonable investigation or inquiry as such officer or manager would normally make within the course and scope of his or her duties and responsibilities.

3.02 Representations and Warranties of Buyer. Buyer represents and warrants to the Petro-Hunt Parties, Petro-Hunt Holdings and Pillar Holdings that:

(a) Organization. Each of Buyer and HRC is a duly organized, validly existing corporation organized and in good standing under the laws of the State of its incorporation and is qualified to do business in the State of Texas. Buyer is, or as of the Closing Date, will be qualified to transact business in North Dakota.

(b) Authority. Each of Buyer and HRC has all requisite power and authority, corporate and otherwise, to carry on its business as presently conducted, to enter into this Agreement, and to perform its obligations under this Agreement.

(c) Necessary Action; Binding. The execution, delivery and performance of this Agreement has been, and the execution and delivery of all certificates, documents and instruments required to be executed and delivered by Buyer or HRC at Closing, and the consummation of the transactions contemplated hereby shall have been duly authorized by all necessary corporate action on the part of the Buyer and HRC and no further authorization is required by any law, statute, regulation, court order or judgment applicable to Buyer or HRC. This Agreement constitutes a legal, valid and binding obligation of Buyer and HRC, in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws.

(d) No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate, or be in conflict with, any provisions of Buyer’s or HRC’s articles of incorporation, bylaws or governing documents, (ii) constitute a breach of, or any event of default under, any contract or agreement to which Buyer or HRC is a party or by which it or its assets are bound, or constitute the happening of an event or condition upon which any other party to such a contract or agreement may exercise any right or option which will materially adversely affect the ability of Buyer or HRC to perform its obligations hereunder, and except as set forth in Schedule 3.02(d), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby: (A) require consent of any third party or governmental authority (other than approvals that may be required under the HSR Act, as described below), or (B) require any other third-party approvals contemplated herein, (iii) violate any judgment, decree, order, statute, rule or regulation applicable to Buyer or HRC, or (iv) result in any liability to the Petro-Hunt Parties, Petro-Hunt Holdings or Pillar Holdings under the terms of any contracts or agreements to which Buyer is a party.

(e) Litigation. No suit, action or other proceeding is pending before any court or governmental agency, or under any arbitration proceeding to which Buyer or HRC is a party and which might materially hinder or impede the ability of Buyer to perform its obligations hereunder. Buyer or HRC shall promptly notify the Petro-Hunt Parties of any such proceeding arising prior to the Closing with respect to which Buyer receives actual written notice.

(f) Brokers. Neither Buyer nor HRC has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which the Petro-Hunt Parties, Petro-Hunt Holdings or Pillar Holdings shall have any responsibility whatsoever.

(g) Knowledgeable Buyer. Buyer is a knowledgeable purchaser, owner and operator of oil and gas properties, and has the ability to evaluate (and in fact has evaluated) the Properties and the terms and conditions of this Agreement. In entering into this Agreement, Buyer has relied solely on the express representations and covenants of the Petro-Hunt Parties, Petro-Hunt Holdings and Pillar Holdings in this Agreement, its independent investigation of, and judgment with respect to, the Properties and the terms and conditions of this Agreement and the advice of its own legal, tax, economic, environmental, engineering, land, geological and geophysical advisors and not on any comments or statements of the Petro-Hunt Parties, Petro-Hunt Holdings or Pillar Holdings or any representatives of, or consultants or advisors engaged by the Petro-Hunt Parties, Petro-Hunt Holdings or Pillar Holdings.

(h) Securities. The Preferred Stock to be issued by HRC at Closing will be duly authorized for such issuance and, when issued and delivered by HRC in accordance with the provisions of this Agreement, will be validly issued, fully paid, and non-assessable. At Closing, upon the filing of the Certificate of Designations, the terms and conditions of the Preferred Stock in the Certificate of Designation shall be enforceable in accordance with the terms of the Certificate of Designation. The issuance of the Preferred Stock under this Agreement will not be subject to any preemptive or similar rights. Upon the satisfaction of the conditions to the conversion of the Preferred Stock, the Conversion Shares will be, when issued and delivered by HRC in accordance with the certificate, validly issued, fully paid and non-assessable shares of Common Stock of HRC, not subject to any preemptive or similar rights. Assuming the accuracy of the representations and warranties of the Petro-Hunt Parties set forth in Sections 3.01(t) and 3.01(u) hereof, the Preferred Stock to be issued by HRC at Closing will be issued in a transaction that is exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereunder.

(i) HRC Documents. As of the date of this Agreement, HRC is current in its obligations to file all periodic reports with the Securities and Exchange Commission (“SEC”) required to be filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and applicable rules and regulations promulgated thereunder. HRC’s Annual Report on Form-10K for the fiscal year ended December 31, 2011, and any other reports and proxy statements and information filed or furnished by HRC with the SEC since December 31, 2011 (the “SEC Documents”), including any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Financial Statements”), (A) do not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (B) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act and the respective rules and regulations promulgated thereunder, (C) the Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q) and (D) fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position of the business of HRC as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended. Neither HRC nor any of its material subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) that are not properly reflected or reserved against in the Financial Statements to the extent required to be so reflected or reserved against in accordance with GAAP, except for (1) liabilities and obligations that have arisen since December 31, 2011 in the ordinary and usual course of business of an amount and type consistent with past practice, and (2) contractual liabilities and obligations under agreements entered into in the ordinary course of business of an amount and type consistent with past practice or that are disclosed in the SEC Documents.

(j) HRC Capital Stock. As of the date of this Agreement, the authorized capital stock of HRC as of the date hereof consists solely of (a) 336,666,667 shares of HRC’s common stock, of which 216,217,427 shares are issued and outstanding, and (b) 1,000,000 shares of preferred stock, par value $0.0001 per share, no shares of which are issued and outstanding. No other class of capital stock of HRC is authorized, issued, reserved for issuance or outstanding. All outstanding shares of capital stock of HRC are duly authorized, validly issued, fully paid and non-assessable. Except as disclosed in the SEC Documents and for awards under HRC’s 2012 Long-Term Incentive Plan, there are no (i) securities convertible into or exchangeable or exercisable for shares of HRC capital stock, (ii) subscriptions, options, warrants, calls, rights, convertible securities or other contracts, agreements or commitments of any kind or character obligating HRC to issue, transfer or sell any of its capital stock, (iii) any equity equivalents or any agreements, arrangements or understandings granting any person any rights in HRC similar to capital stock. There are no outstanding obligations of HRC to repurchase, redeem or otherwise acquire any HRC capital stock. All securities of HRC have been issued in compliance with all applicable state and federal securities laws.

(k) Anti-Takeover. HRC does not have in effect any stockholder rights plan or similar device or arrangement, commonly or colloquially known as a “poison pill” or “anti-takeover” plan, or other than the provisions of Section 203 of the Delaware General Corporation Law, any similar plan, device or arrangement (a “Rights Plan”), and the board of directors of HRC has not adopted or authorized the adoption of such a plan, device or arrangement.

(l) Controls and Procedures. HRC has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to give reasonable assurance that information relating to HRC, including its subsidiaries, required to be disclosed in HRC’s SEC Documents is recorded, processed, summarized and reported within the time periods specified by the SEC and is communicated to HRC’s chief executive officer and chief financial officer.

(m) Registration Rights. As of the date hereof, no person has the right, contractual or otherwise, to cause HRC to register under the Securities Act any shares of HRCs common stock or any other HRC capital stock, or to include any such shares in any registration statement of HRC, except pursuant to (i) the Registration Rights Agreement dated as of March 5, 2012 between HRC and Barclays Capital, Inc., (ii) the Registration Rights Agreement dated February 8, 2012 between HRC and HALRES LLC (formerly, Halcón Resources LLC), (iii) the Registration Rights Agreement dated as of August 1, 2012, among CH4 Energy II, LLC, PetroMax Leon, LLC, Petro Texas LLC, and HRC, and which agreement was subsequently amended to add U.S. King King LLC as a party thereto, and (iv) that certain Registration Rights Agreement dated as of June 5, 2008, among the investors party thereto and GeoResources, Inc. Correct and complete copies of the agreements described in (i), (ii) and (iii) have been made available to the Petro-Hunt Parties or are disclosed in the SEC Documents.

(n) Sufficient Funds. Buyer has commitments that ensure it will have prior to the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to timely deliver to the cash portion of the Purchase Price payable hereunder by Buyer at the Closing.

ARTICLE IV.

Covenants

4.01 Covenants of Petro-Hunt Parties. The Petro-Hunt Parties covenant and agree with Buyer that:

(a) Buyer Access. Prior to the Closing, the Petro-Hunt Parties will (i) provide access to the Properties and the Records to Buyer and its representatives, for inspection and evaluation, and (ii) make available to Buyer for examination in a virtual data room or at the office of the Petro-Hunt Parties in Dallas, Texas, title and other records, books, files (including, without limitation, land, lease, title, title opinion, production, operations and regulatory files) and information relating to the Properties, insofar as the same are in possession or reasonable control of the Petro-Hunt Parties. The Petro-Hunt Parties will cooperate with Buyer in Buyer’s efforts to obtain, at Buyer’s sole expense, any additional information relating to the Properties that Buyer may consider useful in this transaction; provided, however, that the Petro-Hunt Parties make no assurances or representations herein to Buyer as to the completeness or accuracy of any of the records of the Petro-Hunt Parties made available to Buyer hereunder. Rather, Buyer should rely entirely on its own examination of the records of the Petro-Hunt Parties and its own independent due diligence and other investigations of the Properties, as well as on the representations, warranties and covenants of the Petro Hunt-Parties in this Agreement and the Exhibits and Schedules attached hereto. In the event the Petro-Hunt Parties advise Buyer that it will withhold or be unable to deliver any information as defined herein, the Petro-Hunt Parties will (a) identify to Buyer the general nature or type of information that is being withheld; and (b) use commercially reasonable efforts to obtain consents or approvals necessary to permit disclosure to Buyer, only insofar as the Petro-Hunt Parties may do so without violating legal constraints or any contractual prohibition, obligation, other confidentiality requirement, or other commitment of the Petro-Hunt Parties to a third party. Promptly after execution of this Agreement, the Petro-Hunt Parties will provide to Buyer for inspection any and all historical file information in the possession or control of the Petro-Hunt Parties regarding crude oil, produced water, or Hazardous Materials spilled or disposed of on or off-site of the Properties and the locations thereof; pits and pit closures; substance, materials or equipment burials; land farming; land spreading; underground injection; solid waste disposal sites; and environmental permits and Spill Prevention Control and Countermeasure Plans. The Petro-Hunt Parties are not obligated to commission any updated abstracts, title opinions or additional title information, but shall provide all of the same that is in the possession (or reasonable control) of the Petro-Hunt Parties and shall cooperate with Buyer in Buyer’s efforts to obtain, at Buyer’s reasonable expense, such additional title information as Buyer may reasonably deem prudent. To facilitate Buyer’s full evaluation of the Environmental Condition of any of the subject Properties, as the law or third party rights may dictate, and consistent with Section 5.05 hereof, the Petro-Hunt Parties will permit representatives of Buyer to make such environmental tests on the Properties as may be within immediate dominion, control and authority of the Petro-Hunt Parties, including Phase I environmental assessments. Buyer may not conduct Phase II environmental testing or other invasive surface or subsurface testing on the Properties without the prior written consent of the Petro-Hunt Parties, which consent will not be unreasonably withheld. The Petro-Hunt Parties will cooperate with Buyer in seeking third party operators’ consents to inspect and test on non-operated Properties; provided, however, that there is no assurance that such activities will be permitted by such third party operators. To the extent consent is withheld or refused by Petro-Hunt Parties as to the Properties, the affected Properties may be deemed to be burdened by an Environmental Defect for purposes of this Agreement, and Buyer will have the option to have the affected Properties excluded from this Agreement. If such option is exercised by Buyer, the Purchase Price will be reduced by the Allocated Values of any excluded Properties. The Petro-Hunt Parties shall permit Buyer, at Buyer’s sole expense, to inspect and photocopy all environmental information and records relevant to the Properties under this Section 4.01(a) during reasonable business hours so long as this Agreement is in effect; provided, however, that in the event the Petro-Hunt Parties advise Buyer that it will withhold or be unable to deliver any environmental information hereunder, because the Petro-Hunt Parties cannot do so without violating any legal constraints or contractual prohibition, obligation, other confidentiality requirement, or other commitment to a third party; and, as to such withheld environmental information, the Petro-Hunt Parties will (a) identify to Buyer the general nature or type of information that is being withheld; and (b) use commercially reasonable efforts to obtain consents or approvals necessary to permit disclosure to Buyer. Notwithstanding any of the foregoing, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PETRO-HUNT PARTIES MAKE NO WARRANTY OR REPRESENTATION OF ANY KIND, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, AS TO THE RECORDS, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE ACCURACY AND COMPLETENESS OF THE RECORDS. Except with regard to statements, representations and warranties of the Petro-Hunt Parties in this Agreement, Buyer acknowledges that any other conclusions drawn from the Records and other information concerning the Properties are the result of its own independent review and judgment.

(b) Petro-Hunt Parties Cooperation. The Petro-Hunt Parties acknowledge that, following execution of this Agreement, Buyer may enter into debt facilities or engage in offerings of securities requiring registration under the Securities Act and the need for audited financials relating to the Properties. Therefore, from and after the date of this Agreement (including from time to time after the Closing Date), the Petro-Hunt Parties and to the extent appropriate their affiliates, employees, representatives, agents and accountants will promptly provide such cooperation and assistance to Buyer or HRC as they may reasonably request (i) in connection with the preparation of financial statements, reports and filings relating to the transactions contemplated in this Agreement that Buyer or HRC have determined in good faith are required under applicable laws, rules and regulations, including, without limitation, the rules and regulations of the SEC and the New York Stock Exchange (“NYSE”), and (ii) to respond to any inquiries by regulatory authorities, including the SEC and NYSE, relating to the foregoing financial statements, reports and filings. Without limiting the foregoing, such cooperation shall include providing HRC and its employees, representatives, agents and external accountants, with access to, and the right to copy, relevant books, records, files, and documentation in the possession or under control of such the Petro-Hunt Parties or their employees, representatives, agents and accountants (except for those proprietary and confidential tax, engineering and accounting records otherwise excluded from this Agreement). In so doing, the Petro-Hunt Parties will make appropriate persons available to answer questions and execute and deliver or cause to be executed and delivered any reasonable and customary external audit firm representation letters as may be reasonably requested by Buyer or HRC. Buyer will reimburse all reasonable out of pocket expenses incurred in complying with this Section 4.01(b) incurred by the Petro-Hunt Parties or their affiliates.

(c) Certain Pre-Closing Covenants Regarding Properties. From the date of this Agreement and continuing until Closing, the Petro-Hunt Parties (i)

will cause the Properties to be operated and maintained in a good and workmanlike manner consistent with prior practices, and will pay or cause to be paid all costs and expenses in connection therewith, (ii) will not abandon any Properties, nor will the Petro-Hunt Parties assign, convey, transfer, mortgage or hypothecate any of the Properties (other than the sale of oil and gas from or allocable to the Properties sold in accordance with the applicable Contracts; and other than granting a lien, mortgage or security interest as required under the credit facility of the Petro-Hunt Parties, insofar as such liens, mortgages or security interests are fully released at or prior to Closing), (iii) will maintain insurance now in force applicable to the Properties, (iv) will comply in all material respects with and make filings required by all applicable federal, state and local laws, rules and regulations, including, without limitation, all of the rules, regulations and orders of the North Dakota Industrial Commission (“NDIC”) that are applicable to the Petro-Hunt Parties and the Properties, (v) will perform and comply with all of the material covenants and conditions contained in the Leases, Contracts and agreements relating to the Properties, and (vi) will pay all taxes and assessments due and payable with respect to the Properties prior to the Closing Date. Except for expenditures under AFEs identified on Schedule 3.01(k) hereto or emergency operations (incurred in connection with unforeseen circumstances that the Petro-Hunt Parties in good faith believe involves bodily harm, or imminent loss of life or property), and only insofar as such expenses the Petro-Hunt Parties notify Buyer of in writing within five (5) business days after incurring the same, from the date of this Agreement until the Closing, without Buyer’s written consent (which Buyer will not unreasonably withhold, and to which Buyer will use its commercially reasonable efforts to respond to within three (3) business days of written request by the Petro-Hunt Parties for same), the Petro-Hunt Parties will not conduct or authorize any operation on the Properties with costs in excess of $100,000 as to their portion of any single project on the Properties, or which require AFE approval by working interest owners under applicable operating agreements of an expenditure of, over $100,000 as to their portion thereof.

(d) No New Contracts. From the date of this Agreement and continuing until Closing, without the prior written consent of Buyer (which Buyer will not unreasonably withhold, and to which Buyer will use its commercially reasonable efforts to respond to respond within three (3) business days of written request by the Petro-Hunt Parties for same), and with due consideration of Schedule 3.01(k) hereto, Petro-Hunt Parties shall not enter into any new material agreements or commitments with respect to the Properties, unless such contract is both consistent with past practices and is a contract that can be terminated upon not more than 90 days prior written notice without penalty or payment for such termination; and the Petro-Hunt Parties will not materially modify or terminate any of the Leases, Contracts or other agreements relating to the Properties, and will not voluntarily compromise or waive any amounts or claims payable to the Petro-Hunt Parties due to any casualty loss or any pending or threatened taking related to the Properties.

(e) Consents. Prior to the Closing Date, the Petro-Hunt Parties will make all necessary requests of third parties to comply with applicable Leases, Contracts and agreements, for consents required to be given or waived, and for preferential rights required to be exercised or waived other than any such consents that are customarily obtained following the closing in transactions of this nature; provided, however, nothing contained in this Section 4.01(e) shall require the Petro-Hunt Parties to pay money in order to obtain such consent.

(f) Maintain Relationships. During the period from the date of this Agreement to the Closing Date, the Petro-Hunt Parties shall use commercially reasonable efforts to maintain its relationships with all suppliers, customers and others having business relationships with the Petro-Hunt Parties with respect to the Properties so that such relationships will be preserved for Buyer on and after the Closing Date.

(g) Notice of Claims. The Petro-Hunt Parties shall give Buyer prompt written notice of any litigation, arbitration or similar legal proceedings initiated by or against the Petro-Hunt Parties, which relates to the Properties or the ability of the Petro-Hunt Parties to proceed to Closing, as well as any threats of litigation, arbitration or similar legal proceedings for which the Petro-Hunt Parties receive written notice (or to the knowledge of the Petro-Hunt Parties, receives oral notice of threatened claims that the Petro-Hunt Parties reasonably believe to be credible).

(h) No Trading. During the period from the date of this Agreement to the Closing Date, or until this Agreement is terminated (as the case may be), the Petro-Hunt Parties, Petro-Hunt Holdings and Pillar Holdings will not engage in any buying, selling, trading or any other transactions related to HRC’s common stock or to any derivatives, options, swaps, hedges, puts, calls, collars or similar instruments relating to HRC’s common stock.

4.02 Covenants of Buyer and HRC. Buyer covenants and agrees with the Petro-Hunt Parties that, prior to Closing:

(a) Buyer shall maintain its corporate status and to assure that as of the Closing, it will not be under any material corporate, legal or contractual restriction that would prohibit or delay the timely consummation of this transaction.

(b) From the date hereof to the Closing, Buyer will conduct its business in a manner consistent with past practice and in material compliance with applicable laws.

(c) Buyer shall give the Petro-Hunt Parties notice of any litigation initiated by or against Buyer, of which Buyer has notice, and which relates to the Properties or the ability of Buyer to proceed to Closing.

(d) From the date hereof to the Closing, (i) neither Buyer nor HRC will amend or otherwise modify its certificate of incorporation or bylaws in a manner that would hinder or prohibit the transactions contemplated herein, and (ii) HRC will not reclassify, split or subdivide the Common Stock of HRC.

(e) As promptly as practicable after the execution of this Agreement, HRC shall prepare and file with the SEC a proxy statement in preliminary form with all amendments or supplements thereto (the “Proxy Statement”) (together with a supporting recommendation of HRC’s Board of Directors), which includes a solicitation of proxies for the approval of proposals to: (1) increase the authorized Common Stock of HRC in an amount sufficient to permit the conversion of all of the Preferred Stock into Common Stock of HRC in accordance with the terms of the Certificate, and (2) to the extent required under NYSE rules, authorize the issuance of the Common Stock to Petro-Hunt Parties upon conversion of the Preferred Stock (collectively, the “Proposals”). HRC shall use its reasonable best efforts to furnish the information required in and to respond to any comments made by the SEC or the staff of the SEC on the Proxy Statement. HRC shall, as promptly as practicable after filing and the conclusion of SEC review of the Proxy Statement, if any, mail the Proxy Statement to its stockholders and hold a meeting of its stockholder to vote upon the Proposals as soon as practicable after the mailing of the Proxy Statement. Promptly following any approval of the stockholders of HRC of the Proposals, HRC shall prepare and submit to the NYSE (or other principal stock exchange upon which the Common Stock may then be traded) an additional listing application covering the Conversion Shares in accordance with the rules of the exchange and use its reasonable best efforts to obtain the approval of the listing of the Conversion Shares upon such exchange. In the event that the approvals necessary to permit the Preferred Stock to be converted into Common Stock of HRC are not obtained at such special stockholders meeting, HRC shall include a proposal to approve (and the Board of Directors shall recommend approval of) such issuance at a meeting of its stockholders no less than once in each subsequent annual period beginning on January 1, 2013 and ending on the earlier of (1) the date such approval is obtained or made, or (2) December 31, 2020.

(f) Governance Matters.

(i) HRC will, concurrently with the Closing, cause one person designated by the Petro-Hunt Parties (the “Board Representative”) to be elected or appointed to the Board of Directors, subject to satisfaction of all legal and governance requirements regarding service as a director of HRC and to the reasonable approval of the Board of Directors or any committee established by the Board of Directors to address specified governance issues (the “Nominating and Governance Committee”). After such appointment, so long as the Petro-Hunt Parties beneficially own (as determined in accordance with Rule 13d-3 under the

Exchange Act) at least 5% of the outstanding shares of Common Stock (including for this purpose shares of Common Stock issuable upon conversion of the Preferred Stock), HRC will be required to recommend to its stockholders the election of the Board Representative at HRC’s annual meeting, subject to satisfaction of all legal and governance requirements regarding service as a director of HRC and to the reasonable approval of the Nominating and Governance Committee of the Board of Directors (such approval not to be unreasonably withheld or delayed), to the Board of Directors. If the Petro-Hunt Parties no longer beneficially own (as determined in accordance with Rule 13d-3 under the Exchange Act) the minimum percentage of Common Stock specified in the prior sentence, the Petro-Hunt Parties will have no further rights under this Section 4.02(g), and, at the written request of the Board of Directors, shall use all reasonable best efforts to cause its Board Representative to resign from the Board of Directors as promptly as possible thereafter.

(ii) The Board Representative (including any successor nominee) duly selected in accordance with Section 4.02(g)(ii), shall, subject to applicable law, be HRC’s and HRC’s Nominating and Governance Committee’s nominee to serve on the Board of Directors. HRC shall use all reasonable best efforts to have the Board Representative elected as a director of HRC and HRC shall solicit proxies for each such person to the same extent as it does for any of its other nominees to the Board of Directors.

(iii) The Petro-Hunt Parties shall have the power to designate the Board Representative’s replacement upon the death, resignation, retirement, disqualification or removal from office of such director. The Board of Directors will use its reasonable best efforts to take all action required to fill the vacancy resulting therefrom with such person (including such person, subject to applicable law, being HRC’s and HRC’s Nominating and Governance Committee’s nominee to serve on the Board of Directors, using all reasonable best efforts to have such person elected as director of HRC and HRC soliciting proxies for such person to the same extent as it does for any of its other nominees to the Board of Directors).

(iv) The Board Representative shall be entitled to the same rights, and shall be bound by the same duties and obligations as other non-management members of the Board of Directors of HRC generally.

(g) From the date hereof to the Closing, HRC shall not grant to any other person the right, contractual or otherwise, to cause HRC to register under the Securities Act any shares of HRCs common stock with registration rights that interfere with the registration rights of the Petro-Hunt Parties pursuant to the Registration Rights Agreement in substantially the form attached hereto as Exhibit “F”.

4.03 Covenants of Buyer and Petro-Hunt Parties as to Taxes

(a) The Petro-Hunt Parties shall timely prepare or cause to be prepared and file or cause to be filed all Tax Returns required to be filed by the Petro-Hunt Parties for Property Taxes (defined below) relating to the Properties due on or before the Closing Date (taking into account valid extensions). All such Tax Returns shall be prepared in accordance with past practices of the Petro-Hunt Parties with respect to Tax Returns for the Properties. Buyer shall timely prepare or cause to be prepared and file or cause to be filed in customary fashion all Tax Returns for Property Taxes relating to the Properties due after the Closing Date (taking into account valid extensions) for any period that ends on, before, or after the Closing Date.

(b) All Property Taxes related to the Properties shall be pro-rated between Petro-Hunt Successor and Pillar Successor, on the one hand, and Petro-Hunt FB/M Successor and Pillar FB/M Successor, on the other, as of the Effective Time. Petro-Hunt Successor and Pillar Successor shall be charged for and obligated to pay and shall indemnify Petro-Hunt FB/M Successor and Pillar FB/M Successor against all such Property Taxes based on ownership of the Properties prior to the Effective Time, as contemplated in the adjustments under Section 2.02(b). Petro-Hunt FB/M Successor and Pillar FB/M Successor shall be charged for and obligated to pay and shall indemnify Petro-Hunt Successor and Pillar Successor against all such Property Taxes based on ownership of the Properties after the Effective Time. For purposes of the provisions of this Section 4.03(b), (i) the proration of Property Taxes shall be computed on a per diem or actual production basis, whichever is applicable, and (ii) the proration of any other Taxes not described in (i) shall be computed on an actual closing of the books basis as of the Closing Date recognizing general federal income tax principles. Each party will be entitled to any refund, credit or offset with respect to Property Taxes paid by that party pursuant to this Section 4.03. If a party receives a refund, credit or offset to which the other party is entitled, the party receiving the refund, credit or offset shall forward payment for same to the party entitled to the refund, credit or offset within 30 business days after receipt. For purposes of this Agreement and this Section 4.03, “Property Taxes” means ad valorem, property, excise, severance, production or similar Taxes (including any interest, fine, penalty, or additions to Tax imposed by a governmental authority in connection with such Taxes) based upon operation or ownership of the Properties or the production of hydrocarbons therefrom, but excluding all other Taxes.

(c) To the extent legally permissible and desirable, the Petro-Hunt Parties and Buyer will reasonably cooperate and cause their respective affiliates, officers, employees, agents, auditors and representatives to reasonably cooperate in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes.

(d) To the extent there may be any, all sales taxes occasioned by the Mergers or the sale of the Membership Interests hereunder and all documentary, filing and recording fees required in connection with the filing and recording of any assignments (the “Transfer Taxes”) shall be paid by Buyer. Each party shall reasonably cooperate with the other to help minimize the Transfer Taxes through any reasonable means that conforms to the law.

(e) For purposes of this Section 4.03 and this Agreement, it is specifically understood and agreed that, other than the Transfer Taxes described in Section 4.03(d), above, any and all income, gains, franchise and similar Taxes resulting from the sale by Petro-Hunt Holdings and Pillar Holdings of the Membership Interests at Closing shall be the obligation and liability of the Petro-Hunt Parties and the Petro-Hunt Parties shall indemnify and hold Buyer harmless from all such Taxes.

4.04 Hart-Scott-Rodino; Regulatory Approvals. The parties shall cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation (including Notification and Report Forms, if required, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) (which, if required, shall be filed within ten business days of the date hereof)), to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals, clearances and authorizations of all third parties and governmental authorities that are necessary or advisable to consummate the transactions contemplated by this Agreement, to use reasonable best efforts to cause the expiration or termination of any applicable waiting periods, or receipt of required authorizations, as applicable, under the HSR Act, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, and to comply with the terms and conditions of all such permits, consents, approvals, clearances and authorizations of all such governmental authorities. Each of the Petro-Hunt Parties and Buyer shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Petro-Hunt Parties and Buyer, as the case may be, and any of their respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any governmental authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, both parties shall act reasonably and as promptly as practicable. Each of the Petro-Hunt Parties and Buyer shall consult with each other with respect to the obtaining of all permits, consents, approvals, clearances and authorizations of all third parties and governmental authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each will keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other party with copies of notices or other communications received by the Petro-Hunt Parties or Buyer, as the case may be, or any of their respective subsidiaries, from any third party and/or any governmental entity with respect to such transactions. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require the Petro-Hunt Parties or Buyer to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals, clearances and authorizations of third parties or governmental authorities, that would reasonably be expected to have a material adverse effect on the Petro-Hunt Parties or Buyer. Each of the Petro-Hunt Parties and Buyer shall promptly advise the other party upon receiving any communication from any governmental authority the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any requisite approval will not be obtained or that the receipt of any such approval may be materially delayed, and, to the extent permitted by applicable law, shall promptly (and in any event within 24 hours) provide the other party with a copy of such communication.

ARTICLE V.

Title and Defects

5.01 Defensible Title.

As used herein, “Defensible Title” means, as to each of the Properties to which an Allocated Value (or which Property has no Allocated Value but affects one or more Properties with Allocated Values) has been assigned in Exhibit “D”, title that:

(1) is free and clear of liens, mortgages, or encumbrances, other than Permitted Encumbrances;

(2) with respect to each Well (and associated Allocated Unit), (i) obligates the Petro-Hunt Parties (throughout the life of the applicable Leases) to bear costs and expenses relating to the maintenance, development and operation of such Well in an amount not greater than the Working Interest set forth on Exhibit “C” with respect to such Well, unless there is a corresponding and proportionately equal increase in the Net Revenue Interest attributable to such Well (and associated Allocated Unit) and (ii) entitles the Petro-Hunt Parties (throughout the life of the Leases) to a Net Revenue Interest of not less than the Net Revenue Interest set forth for such Well on Exhibit “C”;

(3) with respect to each Undeveloped Lease, (i) obligates the Petro-Hunt Parties (throughout the life of such Undeveloped Lease and as to all depths (unless specific depth limitations are otherwise expressly provided in Exhibit “A”, Part I)) to bear costs and expenses relating to the maintenance, development and operation of such Undeveloped Lease in an amount not greater than the Working Interest set forth on Exhibit “A”, Part I with respect to such Undeveloped Leases, unless there is a corresponding and proportionately equal increase in the Net Revenue Interest attributable to such Undeveloped Lease, and (ii) entitles the Petro-Hunt Parties (throughout the life of such Undeveloped Lease and as to all depths (unless specific depth limitations are otherwise expressly provided in Exhibit “A”, Part I)) to a Net Revenue Interest of not less than the Net Revenue Interest set forth for such Undeveloped Lease on Exhibit “A”, Part I; and

(4) with respect to each Undeveloped Lease, results in the Petro-Hunt Parties owning not less than the number of net mineral acres attributable to such Undeveloped Lease (as to the depths set forth on Exhibit “A”, Part I, and excluding, for purposes hereof, net mineral acres allocable to the Allocated Units for the Wells) equal to the net mineral acres for such Undeveloped Lease set forth on Exhibit “A”, Part I.

5.02 Permitted Encumbrances.

As used herein “Permitted Encumbrances” means the following items relating to the Properties, provided that they do not operate to (i) increase the Working Interest of Petro-Hunt Parties set forth on Exhibit “C” or Exhibit “A”, Part I, as applicable, for any of the Properties without a corresponding increase in the applicable Net Revenue Interest, or (ii) decrease in the Net Revenue Interest of Petro-Hunt Parties set forth on Exhibit “C” or Exhibit “A”, Part I, as applicable, for any Property:

(a) lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens;

(b) preferential rights to purchase and required third party or governmental consents to assignments and similar agreements which are not described in item (e) below with respect to which prior to Closing (i) waivers or consents are obtained from the appropriate parties, or (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights;

(c) liens for taxes or assessments not yet delinquent;

(d) liens, charges, or other encumbrances in favor of operators relating to obligations not yet due or pursuant to which the Petro-Hunt Parties are not in default;

(e) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein that are customarily obtained after closing;

(f) right of re-assignment in the event of intended release or surrender of an interest;

(g) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like; and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the Properties, that are not such as to interfere materially with the operation, development, value or use of the Properties;

(h) rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Properties in any manner, and all applicable laws, rules and orders of governmental authority; or

(i) any (1) undetermined or inchoate liens or charges constituting or securing the payment of expenses which were incurred incidental to maintenance, development, production or operation of the Properties or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein and (2) materialman’s, mechanics’, repairman’s, employees’, contractors’ or other similar liens, security interests or charges for liquidated amounts arising in the ordinary course of business incidental to construction, maintenance, development, production or operation of the Properties or the production or processing of Hydrocarbons therefrom, that, in either case, are not delinquent and that will be paid in the ordinary course of business;

(j) any liens or security interests created by law or reserved in oil and gas mineral leases for royalty, bonus or rental or for compliance with the terms of the Properties and any mortgage, lien or security interest affecting any Property that is discharged by the Petro-Hunt Parties at or prior to the Closing;

(k) the terms of all Contracts described on Exhibit “B”; and

(l) such Title Defects or other defects as Buyer has waived in writing.

5.03 Title Defect.

A Property shall be deemed to have a “Title Defect” if the Petro-Hunt Parties do not have Defensible Title thereto. Notwithstanding the foregoing, none of the following shall be considered a Title Defect:

(a) defects in the chain of title consisting of the mere failure to recite marital status in a document or successors of heirship proceedings in a document, unless Buyer provides affirmative evidence that such failure or omission has resulted in another party’s actual and superior claim of title to the relevant Property;

(b) lack of a survey, unless a survey is expressly required by applicable laws or applicable contracts or agreements;

(c) defects that have been cured by actual adverse possession under applicable statutes of limitation for adverse possession;

(d) defects that have been cured prior to Closing, to Buyer’s reasonable satisfaction;

(e) proof of representative capacity on behalf of a corporation, partnership, limited liability company or trust, unless it is clear from other documentation that a signatory party has not signed a document in the proper representative capacity;

(f) defects or irregularities resulting from or relating to probate proceedings or the lack thereof, which defects or irregularities the Petro-Hunt Parties have cured through the provision of evidence of title that is otherwise reasonably satisfactory in form and substance to Buyer; and

(g) defects based solely on the existence of prior oil and gas leases relating to the Lands that have expired and are no longer in force and legal effect but have not been released of record.

5.04 Defective Interests and Environmental Defects.

(a) As used herein “Defective Interest” means

(1) that portion of a Property affected by a Title Defect; or

(2) that portion of the Properties adversely affected by the default of the Petro-Hunt Parties, or any other party, under an obligation of the Leases or Contracts.

(b) As used herein, “Title Defect Value” shall mean, with respect to a Defective Interest, the amount by which the value of such Defective Interest is impaired as a result of the existence of one or more Title Defects, which amount shall be determined as follows:

(1) If the Title Defect results from the existence of a lien or encumbrance (other than a Permitted Encumbrance), the Title Defect Value shall be an amount sufficient to discharge such lien, not to exceed the Allocated Value of the Defective Interest.

(2) If the Title Defect is based on a deficiency in the net mineral acres of the Petro-Hunt Parties in an Undeveloped Lease from that set forth on Exhibit “A”, Part I for such Undeveloped Lease, then the Title Defect Value shall be an amount equal to the applicable Per Net Mineral Acre Price for such Undeveloped Lease multiplied by the number of net mineral acres the Petro-Hunt Parties are so deficient in such Undeveloped Lease.

(3) If the Title Defect is based on a deficiency in the Net Revenue Interest of the Petro-Hunt Parties in a Defective Interest from that set forth for such Defective Interest on Exhibit “A”, Part I or Exhibit “C”, as applicable, then the Title Defect Value shall be an amount equal to the Allocated Value for such Defective Interest multiplied by the difference of (a) 1 minus (b) a fraction, the numerator of which is the actual Net Revenue Interest of the Petro-Hunt Parties in such Defective Interest, and the denominator of which is the Net Revenue Interest for such Defective Interest set forth in Exhibit “A”, Part I or Exhibit “C”, as applicable.

(4) If the Title Defect results from any matter not described in paragraphs (1), (2), or (3) above, the Title Defect Value shall be an amount equal to the difference between the value of the Defective Interest with such Title Defect and the value of such Defective Interest without such Title Defect (taking into account the Allocated Value of such Defective Interest); provided, however, that if such Title Defect is reasonably susceptible of being cured as provided in this Agreement, the Title Defect Value shall be the reasonable cost and expense of curing such Title Defect, if less, and such Title Defect Value shall never exceed the Allocated Value of such Defective Interest.

(5) The Title Defect Value with respect to a Defective Interest shall be determined without duplication of any costs or losses included in another Title Defect Value hereunder. For example, but without limitation, if a lien affects more than one Defective Interest or the curative work with respect to one Title Defect results (or is reasonably expected to result) in the curing of any other Title Defect affecting the same or another Defective Interest, the aggregate amount necessary to discharge such lien or the cost and expense of such curative work shall only be considered once with respect to all applicable Title Defect Values and Defective Interests.

(6) The Title Defect Value attributable to a Defective Interest shall not exceed the Allocated Value of such Defective Interest. All Title Defect Values and related Purchase Price adjustments shall be made without duplication.

(c) Environmental Defects and Environmental Defect Value. As used herein “Environmental Defect” means any of the following conditions associated with a Property: (1) Noncompliance by the Petro-Hunt Parties with applicable Environmental Laws (defined in Section 8.04 below), or (2) any Environmental Condition that exists on, at or under any of the Properties, including, without limitation, those that may be in violation or require action under any Environmental Law. As used herein “Environmental Condition” means any pollution, contamination, degradation, damage or injury caused by, related to, arising from, or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, release, or emission of any Hazardous Materials (defined below) or Contaminants (as defined below) on, at or under the Properties. As used herein “Environmental Defect Value” means, with respect to each Environmental Defect, its Lowest Cost Response. As used herein “Hazardous Materials” means any (i) toxic or hazardous materials or substances; (ii) solid wastes, including asbestos, polychlorinated biphenyls, mercury, flammable or explosive materials; (iii) radioactive materials, including naturally occurring radioactive material (“NORM”); and (iv) any other chemical, pollutant, contaminant, substance or waste that is regulated under any Environmental Laws. As used herein, “Contaminants” means any other contaminant (including, without limitation, any petroleum or petroleum-derived substances or wastes, or chlorides) not otherwise considered to be Hazardous Materials but which would require remediation, clean-up or other action, if spilled or were part of an uncontrolled released. As used herein “Lowest Cost Response” means the response required or allowed under Environmental Laws that cures, remediates, removes or remedies the applicable present condition alleged in a notice of an Environmental Defect at the lowest cost (assuming that the affected Property continues to be used as an oil and gas property) sufficient to comply with Environmental Laws (and is also consistent with general industry standards) and to address any Environmental Condition as compared to any other response that is allowed under Environmental Laws, including, without limitation, costs of remediation and clean-up, the cost of any penalties and fines, and the cost of changes or actions that must be taken (including, without limitation, monitoring, refurbishing, installations, or other actions) to comply with such Environmental Laws and to address any Environmental Condition.

5.05 Buyer’s Right of Inspection. From the date of this Agreement and continuing until Closing, the Petro-Hunt Parties will authorize Buyer and its duly authorized representatives, contractors and subcontractors (collectively “Representatives”) the right of entry to operated and non-operated Properties, subject to the terms of Section 4.01(a) (“Permitted Activities”), subject to obtaining consent of any third party operator, if the Petro-Hunt Parties are not the operator of the Property, and subject further to the following conditions:

(a) Buyer shall notify the Petro-Hunt Parties at least 24 hours prior to such entry of its desire to enter the selected portion(s) of the Properties to conduct Permitted Activities.

(b) Upon receipt of such notice, the Petro-Hunt Parties shall allow Buyer and its Representatives to enter the Properties during normal business hours to conduct Permitted Activities. The Permitted Activities of Buyer and its Representatives shall not unreasonably interfere with the operations or business of the Petro-Hunt Parties, and Buyer and its Representatives shall not remain on the Properties subsequent to the completion of their Permitted Activities. The Petro-Hunt Parties or a representative of the Petro-Hunt Parties shall have the right to be present for any inspection of the Properties conducted by Buyer or its Representatives.

(c) Upon receipt of notice hereunder, Buyer’s authorized representatives may (i) consult with the Petro-Hunt Parties and their third-party operator’s agents and employees during reasonable business hours concerning those third parties’ operations on the Properties, and (ii) conduct, at Buyer’s sole risk and expense, on-site inspections, environmental assessments, reasonable tests and inventories of the non-operated portions of the Properties.

(d) The Permitted Activities shall be conducted in a manner to not materially interfere with the normal operations of the Petro-Hunt Parties.

(e) The Permitted Activities shall be conducted in accordance with all applicable Environmental Laws, rules and regulations, and commonly accepted standards for conducting such activities. Upon completion of its activity, Buyer and its Representatives shall restore the Property to its condition existing as of Buyer’s entry thereon and remove all equipment and materials that were brought onto the Properties by Buyer and its Representatives. As soon as reasonably possible, Buyer shall provide the Petro-Hunt Parties with a copy of all written reports prepared for Buyer as a result of conducting Permitted Activities.

(f) Buyer will be responsible for the conduct and protection of all of its personnel and representatives involved in the Permitted Activities. The Petro-Hunt Parties shall not have any right to control and shall not exercise any responsibility with respect to the Permitted Activities conducted by Buyer on the Properties, except that the Petro-Hunt Parties shall have the right (but not the obligation) to prevent any damage to its property or disruption to its business. Buyer and its Representatives will undertake all measures reasonably necessary to protect all persons conducting the Permitted Activities on the Properties and any other persons who may enter the Properties during or after completion of the Permitted Activities.

(g) Neither Buyer nor its Representatives shall contact any federal, state, or local agency with respect to environmental conditions discovered on the Properties without the prior written permission and consent of the Petro-Hunt Parties, except as may be otherwise required by applicable law, rule or regulation. To the extent practicable, any proposal of Buyer or its Representatives to contact any federal, state, or local agency shall be delivered in writing to the Petro-Hunt Parties for review and approval, except as may be otherwise required by applicable law, rule or regulation.

(h) BUYER AGREES TO FULLY INDEMNIFY, DEFEND, AND HOLD THE PETRO-HUNT PARTIES, THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, CONTRACTORS, AND THIRD PARTY OPERATORS OF ANY OF THE INTERESTS OF THE PETRO-HUNT PARTIES IN THE PROPERTIES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITIES, CAUSES OF ACTIONS, JUDGMENTS OR DEFENSE EXPENSES (INCLUDING REASONABLE ATTORNEYS FEES AND EXPERT EXPENSES) OF ANY PERSON, INCLUDING BUYER, ITS AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS AND CONTRACTORS, ATTRIBUTABLE TO OR ARISING FROM THE PERMITTED ACTIVITIES, INCLUDING (I) PERSONAL INJURY OR DEATH OF ANY PERSON, (II) ACTUAL DAMAGE TO THE PROPERTY OF THE PETRO-HUNT PARTIES, BUYER OR ANY OTHER PERSON, AND (III) ALL OTHER ACTUAL DAMAGES, ATTRIBUTABLE TO OR ARISING FROM THE PERMITTED ACTIVITIES, REGARDLESS OF THE NEGLIGENCE OF ANY PARTY, EXCEPT THERE SHALL BE NO LIABILITY OF BUYER TO THE EXTENT ANY SUCH INJURY, DAMAGE, OR LOSS IS CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PETRO-HUNT PARTIES, OR ANY OF THE CONTRACTORS, THIRD PARTY OPERATORS, OR OTHER INVITEES OF THE PETRO-HUNT PARTIES, NOR SHALL THERE BE ANY LIABILITY OF BUYER TO THE PETRO-HUNT PARTIES BASED ON THE INFORMATION OBTAINED; AND PROVIDED, HOWEVER, THAT NOTWITHSTANDING ANYTHING STATED HEREIN TO THE CONTRARY, ANY DAMAGES COVERED HEREBY SHALL BE LIMITED TO ACTUAL DAMAGES, AND SHALL NOT INCLUDE ANY CONSEQUENTIAL, SPECIAL, PUNITIVE, OR INDIRECT DAMAGES, EXCEPT TO THE EXTENT SUCH DAMAGES ARE PAYABLE BY THE PETRO-HUNT PARTIES TO AN UNAFFILIATED THIRD PARTY.

5.06 Notice of Defective Interests and Environmental Defects

(a) Notice; Thresholds. Buyer shall give the Petro-Hunt Parties notice of Defective Interests and Environmental Defects not later than five (5) business days prior to Closing. Such notice shall be in writing and shall include (i) a description of the Defective Interest or the Environmental Defect, as applicable, (ii) the reason Buyer believes such Properties to be a Defective Interest or affected by an Environmental Defect, and (iii) to the extent known or susceptible to reasonable estimation, the Title Defect Value or Environmental Defect Values asserted by Buyer with respect to the asserted Defective Interest or Environmental Defect, as applicable. Buyer’s notice(s) of Defective Interests shall not be effective unless and until (i) the asserted individual Title Defect Value of any single Defective Interest exceeds $75,000 (and to the extent such threshold is exceeded, the entire Title Defect Value for such Defective Interest shall be recoverable), and (ii) the total of the asserted Title Defect Values for the asserted Defective Interests when combined with the total of the asserted Environmental Defect Values for all asserted Environmental Defects exceeds an aggregate threshold equal to one-half percent (0.5%) of the Purchase Price (and if such aggregate 0.5% threshold is exceeded, the entire Title Defect Value for such Defective Interests shall be recoverable). Buyer’s notice(s) of Environmental Defects shall not be effective unless and until (x) the asserted Environmental Defect Value of any single Environmental Defect exceeds $75,000 (and to the extent such threshold is exceeded, the entire Environmental Defect Value for such Environmental Defect shall be recoverable) and (y) the total of the asserted Environmental Defect Values for all of the asserted Environmental Defects when combined with the total of all of the asserted Title Defect Values for all asserted Defective Interests exceeds an aggregate threshold equal to one-half percent (0.5%) of the Purchase Price (and if such 0.5% threshold is exceeded, the entire Title Defect Value for such Defective Interests shall be recoverable). Buyer shall be deemed to have waived all Defective Interests of which the Petro-Hunt Parties has not been given such notice within the time period prescribed in this Section 5.06(a). Except for claims that Buyer would have for breach of the representations and warranties in Section 3.01(q) and except with regard to any of the Petro-Hunt Party Obligations (as hereinafter defined), Buyer shall be deemed to have waived all Environmental Defects of which the Petro-Hunt Parties have not been given such notice within the time period prescribed in this Section 5.06(a).

(b) Right to Counter-Notice. Upon being notified by Buyer pursuant to Section 5.06(a) of any asserted Defective Interest or Environmental Defect, the Petro-Hunt Parties shall give written counter-notice to Buyer within three (3) business days (i) that the Petro-Hunt Parties either (A) will attempt to correct the asserted Defective Interest or remediate the asserted Environmental Defect or (B) do not intend to attempt to correct the asserted Defective Interest or remediate the asserted Environmental Defect; (ii) whether the Petro-Hunt Parties agree or disagree that the asserted Defective Interest or Environmental Defect exists, and (iii) whether the Petro-Hunt Parties agree or disagree with the Title Defect Value or Environmental Defect Value asserted by the Buyer. If the Petro-Hunt Parties notify Buyer that it does not intend to attempt to correct the asserted

Defective Interest or remediate the asserted Environmental Defect, then (x) Buyer may elect to reduce the Purchase Price by the Title Defect Value or the Environmental Defect Value asserted by Buyer, or (y) if Buyer does not elect (x) above, then solely as to Properties affected by Environmental Defects, Buyer or the Petro-Hunt Parties may elect to exclude any affected Properties from the properties and assets to which Petro-Hunt FB/M Successor or Pillar FB/M Successor succeeds as a result of the Mergers. If the affected Properties are to be excluded, the Purchase Price at Closing will be reduced by the Allocated Value for such Properties and such Properties shall thereafter be considered Excluded Assets. If the Petro-Hunt Parties fails to give a counter-notice hereunder prior to Closing, the Petro-Hunt Parties will be deemed to have waived any right to dispute or disagree with the Defective Interest or Environmental Defect noticed under this Section 5.06(b), and (x) Buyer may elect to reduce the Purchase Price by the Title Defect Value or the Environmental Defect Value asserted by Buyer or (y) if Buyer does not elect (x) above, then solely as to Properties affected by Environmental Defects, Buyer or the Petro-Hunt Parties may elect to exclude any affected Properties from the properties and assets to which Petro-Hunt FB/M Successor or Pillar FB/M Successor succeeds as a result of the Mergers.

(c) Cure Period. If the Petro-Hunt Parties give counter-notice of intent to attempt to correct any asserted Defective Interest or remediate any asserted Environmental Defect, under 5.06(b) above, and assuming this Agreement is not otherwise terminated in accordance with the terms hereof, the Petro-Hunt Parties shall have a period of 150 days from the receipt of Buyer’s notice (the “Cure Period”) to attempt to correct such asserted Defective Interest or remediate the asserted Environmental Defect at their own expense using the Lowest Cost Response as provided herein. Unless the parties agree otherwise in writing, the Closing shall not be extended, but to the extent and only to the extent that the Title Defect Value allocated to the Defective Interest when combined with the value of all other asserted Defective Interests and Environmental Defects exceeds the aggregate threshold of one-half percent (0.5%) of the Purchase Price (and if the aggregate threshold is met, the entire Title Defect Value for such Defective Interest shall be recoverable), a downward adjustment of the Purchase Price shall be made according to Section 2.02(b)(3), taking into account applicable thresholds. Within the Cure Period, if the Petro-Hunt Parties subsequently cures any asserted Defective Interest or remediates an Environmental Defect, the cured Title Defect Value or Environmental Defect Value will either be credited to the Petro-Hunt Parties in the Final Settlement according to Section 8.01 hereof; or, if an affected Property was excluded from the properties and assets to which Petro-Hunt FB/M Successor or Pillar FB/M Successor succeeds as a result of the Mergers, then subject to the other terms and conditions of this Agreement the affected Property shall be deemed to be included in the properties and assets to which Petro-Hunt FB/M Successor and Pillar FB/M Successor succeed as a result of the Mergers as of the effective date of the Mergers at a supplemental closing held within ten (10) days following the end of the Cure Period (and to the extent requested by Buyer, the parties shall execute such amendments to the articles of merger or execute and deliver such conveyances as may be necessary to accomplish such result).

(d) Dispute on Existence of Defect. If the Petro-Hunt Parties give counter-notice according to Section 5.06(b) and dispute a Defective Interest or Environmental Defect, then its existence, Title Defect Value, or Environmental Defect Value will be determined by arbitration pursuant to Section 5.07 hereof.

(e) Applicable Portions of Properties. To the extent possible, the parties will only include that portion of the Properties actually affected by the Defective Interests or Environmental Defect in determining how to treat the Properties under this Agreement.

5.07 Arbitration Procedures. If any matter is required by this Article to be arbitrated, such arbitration shall be conducted as set forth in this Section 5.07.

(a) The parties shall jointly select an acceptable, independent person to serve as the sole arbitrator under this Agreement. The arbitrator for any Title Defects submitted for arbitration shall be an oil and gas title attorney licensed in the State of North Dakota and Board Certified by the State Bar of North Dakota in the area of Oil, Gas & Energy Resource Law with at least ten (10) years’ experience with oil and gas title review regarding properties in North Dakota. The arbitrator for any Environmental Defect submitted for arbitration shall be a licensed environmental attorney with at least ten (10) years’ experience, and specific experience regarding environmental issues associated with oil and gas properties. If the parties are unable to agree upon the designation of a person as arbitrator under this Section 5.07, then either the Petro-Hunt Parties or Buyer, or both such parties, may in writing request the American Arbitration Association to appoint a qualified, independent arbitrator, based on the criteria described above.

(b) Any arbitration hearing shall be held at a place acceptable to the arbitrator in Dallas, Texas.

(c) The arbitrator shall settle disputes regarding the existence of Defective Interests and/or the Title Defect Value thereof and of Environmental Defects and/or the Environmental Defect Value thereof and the Petro-Hunt Parties’ attempts to correct any Title Defects or remediate any Environmental Defects in accordance with the then in force Commercial Arbitration Rules of the American Arbitration Association (“AAA Rules”). Such arbitrator shall hear all arbitration matters arising under this Article V. The decision of the arbitrator shall be binding upon the parties, and may be enforced in any court of competent jurisdiction. The Petro-Hunt Parties and Buyer, respectively, shall bear their own legal fees and other costs incurred in presenting their respective cases. The charges and expenses of the arbitrator shall be shared equally by the Petro-Hunt Parties and Buyer.

(d) The arbitration shall commence within ten days after the arbitrator is selected as set forth in Section 5.07(a) above. In fulfilling his duties hereunder, the arbitrator shall be bound by the terms of this Agreement. In fulfilling any of his arbitration duties, the arbitrator may consider such other matters as in the opinion of the arbitrator are necessary or helpful to make a proper evaluation. Additionally, the arbitrator may consult with and engage disinterested third parties, including, without limitation, petroleum engineers, attorneys and consultants, to advise the arbitrator.

(e) If any arbitrator selected hereunder should die, resign or be unable to perform his duties hereunder, the parties, or if the parties are unable to agree, the American Arbitration Association shall select a replacement arbitrator. The aforesaid procedure shall be followed from time to time as necessary.

5.08 Effect of Disputed Defective Interests or Environmental Defects on Closing. If Buyer asserts any Defective Interests or Environmental Defects that are disputed and referred to arbitration under Section 5.07 hereof, the following shall apply:

(a) If any matter is referred to arbitration under Section 5.07 of this Agreement and the Title Defect Value or Environmental Defect Value asserted by Buyer with respect to the matters under arbitration when combined with all other adjustments described above with regard to asserted Defective Interests and asserted Environmental Defects (together with the values and the adjustments associated with casualty losses, un-obtained consents, exercised preferential purchase rights, disputed Defective Interests or Environmental Defects, or removed and excluded Properties, or other adjustments) totals less than $217,500,000, then, subject to the satisfaction of the other terms and conditions of this Agreement, the parties shall proceed to Closing, and the Properties affected by the asserted Defective Interests and Environmental Defects shall be included within the properties and assets to which Petro-Hunt FB/M Successor or Pillar FB/M Successor succeeds as a result of the Mergers, and the Closing Amount (defined below) shall be reduced by the aggregate amount equal to the asserted Title Defect Values of the asserted Defective Interests and asserted Environmental Defect Values of the asserted Environmental Defects. If the arbitrator decides that any Defective Interest or Environmental Defect asserted by the Buyer is not a Defective Interest or Environmental Defect, then the applicable Title Defect Value or Environmental Defect Value withheld from the Closing Amount for Properties conveyed to Buyer at Closing shall be paid to New DE PH and Pillar Holdings within thirty (30) days after such determination. If the arbitrator decides that any one or more of the Defective Interests or Environmental Defects asserted by the Buyer are in fact Defective Interests or Environmental Defects, and if the Title Defect Value and the Environmental Defect Value of such Defective Interests or Environmental Defects as determined by the arbitrator, when combined with all other Defective Interests and Environmental Defects exceeds one-half percent (0.5%) of the Purchase Price, then Buyer shall retain the applicable Title Defect Value or Environmental Defect Value withheld from the Closing Amount with respect to the applicable Properties.

(b) If any matter is referred to arbitration under Section 5.07 of this Agreement and the Title Defect Value or Environmental Defect Value asserted by Buyer with respect to the matters under arbitration when combined with all other adjustments to the Purchase Price relating to Defective Interests and Environmental Defects (as well as casualty losses, un-obtained consents, exercised preferential purchase rights, disputed Defective Interests or Environmental Defects, or removed and excluded Properties, or other adjustments) totals $217,500,000 or more, and this Agreement is not terminated by the Petro-Hunt Parties or Buyer pursuant to Article IX hereof, then the Closing shall not be postponed and the parties shall close and consummate the transactions at the closing and only the Properties as to which there is no such dispute related to Defective Interests and Environmental Defects will be included as assets to which Petro-Hunt FB/M Successor or Pillar FB/M Successor succeeds as a result of the Mergers (and the Purchase Price shall be reduced by the Allocated Values for such excluded Properties). If the arbitrator decides that any Defective Interest or Environmental Defect asserted by the Buyer is not a Defective Interest or Environmental Defect, then the parties shall have a supplemental within thirty (30) days of such determination, at which time, such applicable Properties will be deemed to have been included in the Properties to which Petro-Hunt FB/M Successor or Pillar FB/M Successor succeeded as a result of the Mergers as of the effective time of the Mergers in accordance with the terms and provisions of this Agreement (and to the extent requested by Buyer, the parties shall execute such amendments to the articles of merger or execute and deliver such conveyances as may be necessary to accomplish such result), and Buyer shall pay the Allocated Value attributable to such applicable Properties, subject to the adjustments provided for in this Agreement relative thereto. If the arbitrator decides that any one or more of the Defective Interests or Environmental Defects asserted by the Buyer are in fact Defective Interests or Environmental Defects, and if the Title Defect Value and the Environmental Defect Value of such Defective Interests or Environmental Defects as determined by the arbitrator, when combined with all other Defective Interests and Environmental Defects exceed one-half percent (0.5%) of the Purchase Price, then, at Buyer’s election, the affected Properties shall either be deemed to be Excluded Assets or the parties shall schedule a supplemental Closing within thirty (30) days after such determination, at which time, subject to the other terms and conditions of this Agreement, such Properties will be deemed to have been included in the Properties to which Petro-Hunt FB/M Successor or Pillar FB/M Successor succeeded as a result of the Mergers as of the effective time of the Mergers (and to the extent requested by Buyer, the parties shall execute such amendments to the articles of merger or execute and deliver such conveyances as may be necessary to accomplish such result) and Buyer shall pay to the Petro-Hunt Parties the Allocated Value, less the asserted Title Defect Value or Environmental Defect Value, as applicable, and subject to the other adjustments contemplated in this Agreement related thereto (and to the extent requested by Buyer, the parties shall execute such amendments to the articles of merger or execute and deliver such conveyances as may be necessary to accomplish such result).

5.09 Preferential Purchase Rights. Within five (5) business days following the execution and delivery of this Agreement, the Petro-Hunt Parties will provide written notice in form and substance satisfactory to Buyer to any persons under the Lease, Contract or agreement requiring a preferential purchase, right of first refusal, or similar option (a “Preferential Right”). Upon receipt of notice hereunder, the Petro-Hunt Parties will notify Buyer within five (5) business days of (a) any Preferential Rights exercised, waived or deemed waived, or (b) lapse of the requisite time periods without exercise of such Preferential Rights. Subject to the conditions in Section 6.02(d) and the right to terminate this Agreement under Section 9.01(c) hereof), if a Preferential Right is duly exercised prior to Closing, the affected Properties shall be deemed Excluded Assets, and the Purchase Price shall be reduced by the Allocated Value thereof. However, five (5) days prior to the Closing Date, if a Preferential Right has not been waived or exercised, and the requisite exercise period for such Preferential Right have not elapsed, then the Petro-Hunt Parties or Buyer may exclude the affected Properties from the assets and properties to which Petro-Hunt FB/M Successor or Pillar FB/M Successor succeeds as a result of the Mergers, adjust the Purchase Price downward by the Allocated Value of such Properties, and such affected Properties shall be deemed to be Excluded Assets; provided, however, that if the required waiver of Preferential Rights is obtained within ninety (90) days after Closing, the affected Properties will be deemed to have been included in the Properties to which Petro-Hunt FB/M Successor or Pillar FB/M Successor succeeded as a result of the Mergers as of the effective time of the Mergers (and to the extent requested by Buyer, the parties shall execute such amendments to the articles of merger or execute and deliver such conveyances as may be necessary to accomplish such result), and Buyer will pay the Allocated Value thereof to Petro-Hunt Holdings and Pillar Holdings (subject to adjustments provided herein), within ten (10) business days of written notice by the Petro-Hunt Parties to Buyer that such Preferential Rights have been waived (with a copy of the evidence thereof).

5.10 Casualty Losses. Prior to Closing Date, if, all or a material part of any of the Properties are damaged or destroyed by fire, flood, storm or other casualty (“Casualty Loss”), or same are taken in condemnation or by eminent domain, or if proceedings for such purposes are pending or threatened (“Government Taking”), the Petro-Hunt Parties must promptly notify Buyer in writing thereof and their estimated cost to repair or replace that portion of the Properties affected by the Casualty Loss or value of the Properties taken by the Government Taking. If all or any portion of the Properties is affected by Casualty Loss or Government Taking, the Purchase Price will be adjusted downward by the agreed dollar amount of the Casualty Loss or Government Taking. If the parties cannot agree on the appropriate amount, and Buyer does not elect the options described below, then the appropriate amount will be determined pursuant to an arbitration procedure similar to the one described in Section 5.07, and the affected Properties will be excluded from the assets and properties to which Petro-Hunt FB/M

Successor or Pillar FB/M Successor succeeds as a result of the Mergers for purposes of the Closing, and the Purchase Price reduced by the Allocated Value thereof, and the parties will then close, subject to the other terms and conditions of this Agreement. At Buyer’s sole election, in lieu of adjustments to the Purchase Price, Buyer may elect to receive and the Petro-Hunt Parties shall immediately pay over to Buyer when actually received: (i) all insurance proceeds payable to the Petro-Hunt Parties with respect to any Casualty Loss, (ii) all sums paid to the Petro-Hunt Parties by third parties for any such Casualty Loss, (iii) all compensation paid to the Petro-Hunt Parties with respect to any Government Taking. In addition to the remedies set forth hereinabove, the Petro-Hunt Parties and Buyer will have the termination rights in Section 9.01(c) as to Casualty Losses and Government Takings.

5.11 Consents. Within five (5) days following the execution and delivery of this Agreement, the Petro-Hunt Parties will provide written notice in form and substance reasonably satisfactory to Buyer to any persons under any Lease or Contract requiring a right to consent to the conveyance of any Properties hereunder, including, without limitation, those set forth on Schedule 3.01(d). Upon receipt of notice hereunder, the Petro-Hunt Parties will notify Buyer within two (2) business days of (a) any requested consents which are denied, or (b) the lapse of requisite time periods for such consents to be given and received, together with a summary of which required consents, if any, remain outstanding. However, five (5) days prior to the Closing Date, if the requisite time for such consent has not elapsed and the consent is not waived, the Petro-Hunt Parties or Buyer may exclude the affected Properties from the assets and properties to which Petro-Hunt FB/M Successor of Pillar FB/M Successor succeeds as a result of the Mergers, adjust the Purchase Price downward by the Allocated Value of such Properties, and such affected Properties shall be deemed to be Excluded Assets; provided, further, however, that if the required consent is obtained within ninety (90) days after Closing, the affected Properties will be deemed to have been included in the Properties to which Petro-Hunt FB/M Successor of Pillar FB/M Successor succeeded as a result of the Mergers as of the effective time of the Mergers (and to the extent requested by Buyer, the parties shall execute such amendments to the articles of merger or execute and deliver such conveyances as may be necessary to accomplish such result), and Buyer will pay for the Allocated Value thereof to Petro-Hunt Holdings and Pillar Holdings (subject to other adjustments provided herein), within thirty (30) days of written notice by the Petro-Hunt Parties to Buyer that such consent has been waived (with a copy of the evidence thereof).

5.12 Upward Adjustment. If (a) Petro-Hunt FB/M Successor and Pillar FB/M Successor own more than the net mineral acres set forth on Exhibit “A”, Part I allocable to the Undeveloped Leases (and excluding, for purposes hereof, net mineral acres allocable to the Allocated Unit for a Well) or (b) Petro-Hunt FB/M Successor and Pillar FB/M Successor own a Net Revenue Interest in either the Wells (and the associated Allocated Unit) or the Undeveloped Leases that exceeds the amounts set forth on Exhibit “A”, Part I and Exhibit “C”, respectively for such ell or Undeveloped Lease, then there may be set-off against the Title Defect Value of the Defective Interests, in accordance with the terms hereof (the “Upward Adjustment”), provided, however, that this ability to offset are subject to and limited by the following:

(i) there shall be no Upward Adjustment available for such offset to the extent either: (1) the individual increase available for offset would not exceed $75,000 (and to the extent such threshold is exceeded, or the entire amount will be credited as an Upward Adjustment), or (2) the aggregate value of all such Upward Adjustments, all of which exceed the individual threshold described in subpart (i)(1) above, would not exceed an aggregate threshold equal to 0.5% of the Purchase Price;

(ii) with regard to Upward Adjustments based on additional net mineral acres which are not reflected in Exhibit A, Part I, such additional net mineral acres may only be used to offset deficiencies in net mineral acres attributable to the Undeveloped Leases insofar and only insofar as the additional net mineral acres being used to offset are in the same geographic area and would have the same Per Net Mineral Acre Price as those they are offsetting (and if they are not otherwise in the same geographic area which would be included in the same Per Net Mineral Acre Price, then any ability to use the same to offset or the value thereof shall be based solely on the mutual agreement of the parties on the same);

(iii) with regard to Upward Adjustments relative to increased Net Revenue Interests, the value thereof shall be based on the Allocated Value of the applicable Property and calculated in a manner similar to the calculation of the Title Defect Value, and

(iv) notwithstanding anything stated herein to the contrary, if the aggregate Upward Adjustment (or Acreage Adjustment), or the value thereof, exceeds the aggregate Title Defect Values of all Defective Interests asserted, there shall be no upward adjustment of the Purchase Price, and the same may ONLY be used to offset the Title effect Value of asserted Defective Interests, as described above; and

(v) The Petro-Hunt Parties and Buyer agree that: (1) the net mineral acres reflected on Exhibit A, Part I allocable to the Undeveloped Leases include 1,754 more net mineral acres than have been allocated value for purposes of calculating the Purchase Price (with no upward adjustment to the Purchase Price for the same); and (2) should there be Title Defects discovered that result in a reduction in net mineral acres allocable to the Undeveloped Leases included in the transaction, there shall be no Title Defect Value applied to the aggregate defect threshold of 0.5% of the Purchase Price (as described above), except to the extent that the reduction in net mineral acres exceeds 1,754 net mineral acres (the “Acreage Adjustment”), insofar and only insofar as the net mineral acres attributable to the Acreage Adjustment are in the same geographic area and would have the same Per Net Mineral Acre Price (if such net mineral acres had, in fact, been valued for purposes of the calculation of the Purchase Price) as those they are offsetting, as described in subpart (ii) above (and if they are not, then the Acreage Adjustment shall not restrict the application of the Title Defect Value for such Defective Interests as otherwise contemplated in this Agreement).

5.13 Exclusive Remedy. THIS ARTICLE V SHALL, TO THE FULLEST EXTENT PERMITTED PURSUANT TO APPLICABLE LAW, BE THE EXCLUSIVE RIGHT AND REMEDY OF THE PARTIES WITH RESPECT TO ANY CLAIM RELATED TO TITLE MATTERS (INCLUDING TITLE DEFECTS OR ANY CLAIM UNDER SECTION 5.01). IN ADDITION, EXCEPT FOR CLAIMS RELATING TO A BREACH OF THE REPRESENTATIONS AND WARRANTIES IN SECTION 3.01(q) AND EXCEPT FOR MATTERS CONSTITUTING PETRO-HUNT PARTY OBLIGATIONS (AS HEREINAFTER DESCRIBED) THIS ARTICLE V SHALL, TO THE FULLEST EXTENT PERMITTED PURSUANT TO APPLICABLE LAW, BE THE EXCLUSIVE RIGHT AND REMEDY OF THE PARTIES WITH RESPECT TO ANY CLAIM RELATED TO ENVIRONMENTAL MATTERS RELATING TO THE PROPERTIES. FROM AND AFTER CLOSING, AND EXCEPT FOR MATTERS THAT ARE BEING DISPUTED OR WHICH REMEDIES UNDER ARTICLE V HAVE NOT BEEN FULLY RESOLVED AND ADDRESSED IN ACCORDANCE WITH THE PROVISIONS HEREOF, BUYER RELEASES, REMISES, AND FOREVER DISCHARGES THE PETRO-HUNT PARTIES AND THEIR AFFILIATES AND ITS AND THEIR RESPECTIVE EMPLOYEES, AGENTS, ADVISORS AND REPRESENTATIVES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTERESTS, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH BUYER MIGHT NOW OR SUBSEQUENTLY MAY HAVE BASED ON, RELATING TO, OR ARISING OUT OF, ANY CLAIM RELATED TO TITLE MATTERS OR ENVIRONMENTAL MATTERS (EXCEPT FOR CLAIMS RELATING TO A BREACH OF THE REPRESENTATIONS AND WARRANTIES IN SECTION 3.01(q) AND EXCEPT FOR MATTERS CONSTITUTING PETRO-HUNT PARTY OBLIGATIONS OF THE PETRO-HUNT PARTIES).

ARTICLE VI.

Conditions to Closing

6.01 Petro-Hunt Parties’ Conditions. At the option of the Petro-Hunt Parties, the obligations of the Petro-Hunt Parties at Closing are subject to the following conditions:

(a) (i) All representations and warranties of Buyer contained in this Agreement must be true in all respects as if they were made at and as of Closing except for any failure to be true that has not had, and is not reasonably be likely to have, a material adverse effect on HRC or on the ability of Buyer or HRC to consummate the transactions contemplated by this Agreement; (ii) Buyer must have performed and satisfied in all material respects their covenants and obligations set forth in this Agreement to be performed at or prior Closing; and (iii) the Petro-Hunt Parties must have received an officer’s certificate confirming the foregoing in the form of Exhibit “E-1”.

For purposes of determining whether this condition to Closing has been satisfied, the representations and warranties and covenants and obligations in question will be read disregarding any materiality qualifications contained therein, and the officer’s certificate referred to in clause (iii) may so reflect. The fulfillment of the condition in this Section 6.01(a) will not affect any rights of indemnification or other remedies available to the Petro-Hunt Parties under this Agreement with regard to any breach or alleged breach of representations, warranties or covenants set forth in this Agreement, and the Petro-Hunt Parties reserve, and do not waive, any such rights and remedies notwithstanding any Closing.

(b) There must not be any suit or proceeding pending before any court or governmental agency or instituted by a third party (that is not Buyer or any affiliate of Buyer) seeking an order to restrain, prohibit or declare illegal the purchase and sale contemplated by this Agreement.

(c) Unless otherwise agreed or waived by the parties, the consents, permissions, novations and approvals by third parties listed on Schedule 6.01(c), in connection with the sale and transfer of the Properties must have been received prior to Closing, except those required consents, permissions, novations and approvals which are Permitted Encumbrances;

(d) All value adjustments to the Purchase Price relating to asserted Title Defects, Environmental Defects, casualty losses, failure to obtain consents exercised preferential purchase rights, Properties in arbitration, excluded or removed under the terms of this Agreement, must not, in the aggregate, exceed $217,500,000.

(e) All applicable waiting periods under the HSR Act must have expired or been terminated.

(f) The HRC board of directors must have taken all necessary action to ensure that the transactions contemplated by this Agreement will be deemed approved the HRC board of directors for the purposes of Section 203 of the Delaware General Corporation Law.

6.02 Buyer’s Conditions. At the option of Buyer, the obligations of Buyer at Closing are subject to the satisfaction of the following conditions:

(a) (i) All representations and warranties of the Petro-Hunt Parties contained in this Agreement must be true in all respects as if they were made at and as of Closing except for any failure to be true that has not had, and is not reasonably be likely to have, a material adverse effect on the Properties or on the ability of the Petro-Hunt Parties to consummate the transactions contemplated by this Agreement; (ii) the Petro-Hunt Parties must have performed and satisfied in all material respects their covenants and obligations set forth in this Agreement to be performed at or prior Closing; and (iii) Buyer must have received an officer’s certificate confirming the foregoing in the form of Exhibit “E-2”.

For purposes of determining whether this condition to Closing has been satisfied, the representations and warranties, and covenants and obligations in question will be read disregarding any materiality qualifications contained therein, and the officer’s certificate referred to in clause (iii) may so reflect. The fulfillment of the condition in this Section 6.02(a) will not affect any rights of indemnification or other remedies available to Buyer under this Agreement with regard to any breach or alleged breach of representations, warranties or covenants set forth in this Agreement, and Buyer reserves, and does not waive, any such rights and remedies notwithstanding any Closing.

(b) There must not be any suit or other proceeding pending before any court or governmental agency or instituted (or formally threatened in writing) by a third party (that is not the Petro-Hunt Parties or any affiliate of the Petro-Hunt Parties) seeking an order to restrain, prohibit or declare illegal, the purchase and sale contemplated by this Agreement, or which could reasonably be expected to prevent the Buyer (and the Petro-Hunt FB/M Successor and the Pillar FB/M Successor) from its ability to enjoy the economic benefits attributable to the Properties.

(c) Unless otherwise agreed or waived by the parties, all of the consents, permissions, and approvals by third parties listed on Schedule 6.02(c), in connection with the sale and transfer of the Properties must have been received prior to Closing, and copies thereof provided to Buyer, except those required consents, permissions, novations and approvals which are Permitted Encumbrances.

(d) All value adjustments to the Purchase Price relating to asserted Title Defects, Environmental Defects, casualty losses, failure to obtain consents exercised preferential purchase rights, Properties in arbitration, excluded or removed under the terms of this Agreement, must not, in the aggregate, exceed $217,500,000.

(e) All applicable waiting periods under the HSR Act have expired or been terminated.

(f) The Reorganization and the Mergers must have been consummated and certificates of merger with respect to each of the Petro-Hunt Merger and the Pillar Merger shall have been issued by the Secretary of State of the State of Texas.

(g) The liens and security interests granted in connection with the credit facility of the Petro-Hunt Parties must be fully and finally released and discharged, pursuant to forms of release reasonably acceptable in form and substance to Buyer.

ARTICLE VII.

Closing

7.01 Date of Closing; Specific Performance. Unless the parties hereto mutually agree otherwise, and subject to the conditions stated in this Agreement, the consummation of the transactions contemplated hereby (herein called the “Closing”) shall be held at the offices of Thompson & Knight LLP, in Houston, Texas, on or before December 13, 2012. The date on which closing occurs is referred to herein as the “Closing Date.” Notwithstanding the foregoing, upon written notice delivered to the Petro-Hunt Parties, Buyer may elect to extend the Closing Date until December 20, 2012 (the “Extended Closing Date”), if Buyer has not obtained all requisite financing and regulatory approvals, or if any other condition to Buyer’s obligation to close has not been fulfilled. Absent a breach or unexcused failure to close by a party (“Non-Breaching Party”), if the other party (“Breaching Party”) refuses to close on or before the Closing Date or the Extended Closing Date, under circumstances where all of the conditions to Closing of the Breaching Party have been satisfied, the Non-Breaching Party will have the right to enforce specific performance of this Agreement against the Breaching Party. Each party agrees that irreparable damage would occur to the other party if this Agreement were not performed in accordance with its terms and the Non-Breaching Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which Non-Breaching Party is entitled under this Agreement, at law or in equity.

7.02 Closing Obligations. At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) The Mergers will have been effected, and Petro-Hunt Holdings and Pillar Holdings will deliver to Buyer the Membership Interests.

(b) Petro Hunt Holdings shall execute and deliver a conveyance of 100% of the issued and outstanding membership interests (and other equity interests) of Petro-Hunt FB/M Successor and Pillar FB/M Successor, free and clear of any liens, security interests or encumbrances, and substantially in the form of the Assignment of Membership Interests attached hereto as Exhibit “I”.

(c) The Petro-Hunt Parties shall prepare and deliver to Buyer, and Petro-Hunt Parties and Buyer shall execute and deliver at Closing a settlement statement (herein called the “Preliminary Settlement Statement”) that shall set forth the Closing Amount (as hereinafter defined) and each adjustment and the calculation of such adjustments used to determine such amount. The term “Closing Amount” shall mean the Purchase Price adjusted as provided in Section 2.02, using for such adjustments the best information then available. The Petro-Hunt Parties shall deliver a draft of the Preliminary Settlement Statement to Buyer at least three (3) business days prior to Closing.

(d) Buyer shall pay the cash portion of the adjusted Purchase Price to Petro-Hunt Holdings and Pillar Holdings by wire transfer in immediately available funds, in the proportions described in Section 2.01(b).

(e) Buyer shall deliver to Petro-Hunt Holdings and Pillar Holdings the Preferred Stock to be issued to Petro-Hunt Holdings and Pillar Holdings pursuant to Section 2.01 hereof, and in the proportions described in Section 2.01(b), free and clear of any liens, security interests or encumbrances, except as set forth in this Agreement.

(f) The Petro-Hunt Parties will execute and deliver (or if any of the Petro-Hunt Parties is a disregarded entity, then the Petro-Hunt Parties will cause to be executed by its parent company and delivered) to Buyer an affidavit attesting to non-foreign status and meeting the requirements of Section 1445(b)(2) of the Code and the regulations thereunder.

(g) The Petro-Hunt Parties shall deliver to Buyer all funds held in suspense by the Petro-Hunt Parties with respect to the Properties together with a report in reasonable detail setting forth the reasons such funds are held in suspense.

(h) The Petro-Hunt Parties and Buyer shall execute, acknowledge and deliver such transfer orders or letters in lieu thereof, as may be reasonably requested and prepared by Buyer, directing all purchasers of production to make payment to Petro-Hunt FB/M Successor or Pillar FB/M Successor, as applicable, of proceeds attributable to production from the Properties.

(i) The Petro-Hunt Parties and HRC shall execute the Registration Rights Agreement substantially in the form of Exhibit “F” hereto.

(j) HRC shall execute and file with the Secretary of State of the State of Delaware the Certificate of Designation substantially in the form of Exhibit “G” hereto.

(k) The Petro-Hunt Parties and HRC shall execute the Lock Up Agreement, in substantially in the form of Exhibit “H” hereto.

(l) The Petro-Hunt Parties and Buyer shall execute and deliver the Transition Services Agreement as described in Section 8.02 below.

(m) To the extent that either Petro-Hunt FB/M Successor and Pillar FB/M Successor have any officers or managers who have not been approved by Buyer to remain as of the Closing, then the Petro-Hunt Parties shall deliver written resignations from such officers and managers, in form and substance reasonably satisfactory to Buyer.

ARTICLE VIII.

Obligations After Closing

8.01 Post-Closing Adjustments.

(a) As soon as practicable after Closing, but not later than 90 days after the Closing, the Petro-Hunt Parties shall prepare and deliver to Buyer, in accordance with this Agreement, a statement (the “Petro-Hunt Parties’ Final Settlement Statement”) setting forth each adjustment to Purchase Price that was not finally determined as of the Closing and showing the calculation of such adjustments. As soon as practicable after receipt of the Petro-Hunt Parties’ Final Settlement Statement, and no later than 120 days after the Closing Date, Buyer shall deliver to the Petro-Hunt Parties a written report containing any changes that Buyer proposes be made to the Petro-Hunt Parties’ Final Settlement Statement. The parties shall undertake to agree with respect to the amounts due pursuant to such Post-Closing adjustment not later than 150 days after the Closing Date. If Buyer fails to propose any changes to the Petro-Hunt Parties’ Final Settlement Statement, Buyer shall be deemed to have agreed therewith. The final agreed price paid by Buyer after all adjustments is hereinafter referred to as the “Final Purchase Price.” The date upon which such agreement is reached or upon which the Final Purchase Price is established, shall be herein called the “Final Settlement Date.”

(b) If the Petro-Hunt Parties and Buyer cannot agree on the Final Purchase Price within 150 days from the Closing Date, independent certified public accountants approved by Buyer and the Petro-Hunt Parties will act as arbitrators to decide all points of disagreement with respect to the Final Purchase Price. Such decision will be binding upon all parties. If the parties cannot agree on independent certified public accountants to use, then Buyer shall select one independent, certified public accountant firm, and the Petro-Hunt Parties shall select one independent, certified public accountant firm, and the two selected by the respective parties shall be charged with selecting one independent, certified public accountant firm to be used for such purposes. If no independent certified public accountants are willing or able to serve under this Section 8.01(b), the Petro-Hunt Parties and Buyer will designate in good faith another acceptable independent certified public accountant as the sole arbitrator under this Section. If the parties are unable to agree upon such substitute arbitrator, then the Petro-Hunt Parties or Buyer, or both of them, may request in writing that the American Arbitration Association appoint a substitute independent certified public accountant arbitrator. The arbitration shall be conducted under the rules of the American Arbitration Association to the extent such rules do not conflict with the terms hereof. The costs and expenses of the arbitrator shall be shared equally by the Petro-Hunt Parties and Buyer. Within five (5) business days after the final decision of the arbitrator or agreement of the parties, the Buyer or the Petro-Hunt Parties, as the case may be, shall promptly pay to the other such amount as is due to arrive at the Final Purchase Price, together with interest on the amount of such payment at the rate of 3% per annum, compounded monthly since the Closing Date. Notwithstanding the provisions of this Section 8.01(b), any questions with respect to a Defective Interest, Title Defect Value, Environmental Defect or Environmental Defect Value shall be resolved pursuant to the terms of Article V hereof.

8.02 Transition Services. Before the Closing, the Petro-Hunt Parties and Buyer agree to negotiate in good faith a form of Transition Services Agreement (the “TSA”), whereby the Petro-Hunt Parties will agree to provide certain transition services to Buyer related to the operation and management of the Properties. The TSA shall provide and describe which services that the Petro-Hunt Parties will provide to Buyer, what time frame, and adequate compensation to the Petro-Hunt Parties from Buyer with regard thereto.

8.03 Further Assurances. After Closing, the Petro-Hunt Parties and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments, certificates, notices, filings, and documents, and each will take such other action including payment of monies, to the extent required hereunder, in each case to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto or required by law to effect the transactions contemplated by this Agreement and to vest title in any properties, rights, and assets in the proper person upon resolution or cure of any dispute hereunder.

8.04 Buyer’s Post-Closing Obligations.

(a) Environmental Laws. As used in this Agreement, “Environmental Laws” means all laws, as they exist on the date hereof, relating to (i) the control of any pollutant or potential pollutant or protection of the air, water, land or the environment, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, or (iii) exposure to hazardous, toxic, explosive, corrosive or other substances alleged to be harmful, including but not limited to, the Clean Air Act, 42 U.S.C. §7401 et seq., the Clean Water Act 33 U.S.C. §1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq.,

the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §11001 et seq., the Safe Drinking Water Act, 42 U.S.C. §300f et seq., and the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., together with any corresponding state laws, and any regulations promulgated thereunder, or any amendments thereof.

(b) Environmental Acknowledgement. Buyer acknowledges that the Properties have been used for exploration, development, production, handling, transporting and/or processing of oil and gas and that there may be petroleum, produced water, drilling fluids and chemicals, or other Hazardous Materials located on or under the Properties or associated with the premises in quantities typical for oilfield or gas operations in the areas in which the Properties are located. Some equipment and sites included in the Properties may contain naturally occurring radioactive material (“NORM”), asbestos, or other Hazardous Materials. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms; the wells, materials, and equipment located on the Properties or included in the Properties may contain NORM, asbestos, or other Hazardous Materials; and NORM-containing material and other Hazardous Materials may have been buried or otherwise been disposed of on the Properties. Special procedures may be required for the remediation, removal, transportation, or disposal of NORM or other Hazardous Materials from the Properties. The mere presence of such materials on the Properties shall not, in and of itself, constitute a breach of the Petro-Hunt Parties’ representation made in Section 3.01(q), provided that such materials listed in this paragraph: (i) have been used and managed by the Petro-Hunt Parties in material compliance with all applicable Environmental Laws, and (ii) the presence of such materials does not form the basis for any material environmental liability or material obligation to cleanup, correct, abate, or to take any response, remedial or corrective action under or pursuant to any Environmental Laws. Nothing contained in this Section 8.04(b) shall limit any remedies the parties may otherwise have pursuant to Article V of this Agreement or under this Article VIII.

(c) FB/M Obligations and Petro-Hunt Party Obligations. For the purposes of this Agreement “FB/M Obligations” means: solely with regard to the Properties included within the assets and properties to which Petro-Hunt FB/M Successor or Pillar FB/M Successor succeeds as a result of the Mergers (except for duties, obligations, claims and liabilities arising from a breach of any representation, warranty or covenant of the Petro-Hunt Parties under this Agreement or any agreement or instrument delivered in connection herewith), (i) the following duties, obligations, claims and liabilities, arising from, based upon, related to or associated with the Properties, regardless of whether arising before, at or after the Effective Time: (w) any identified and asserted Environmental Defects which have been cured or for which the Purchase Price has been adjusted, (x) the plugging and abandonment of any existing Wells constituting part of the Properties, (y) responsibility for proper disbursement of any amounts held in suspense by the Petro-Hunt Parties regarding the Properties (expressly limited to the amounts paid, attributed, or credited to Buyer for same at Closing), and (z) any matter for which Buyer received an express downward adjustment to the Purchase Price under Sections 2.02(b)(2), 2.02(b)(3) or 2.02(b)(4) (expressly limited to (i) the amounts of adjustment received by Buyer for same at Closing); (ii) Property Taxes attributable to the period and operation of the Properties after the Effective Time; and (iii) all other duties, obligations, claims and liabilities arising from, based upon, related to or associated with the Properties, insofar and only insofar as the same are solely and directly attributable to the periods and operations occurring from and after the Effective Time (including, without limitation, and subject to Sections 8.05(c)(i) and 8.05(c)(ii), any violation of, or the failure to perform any obligation imposed by any Environmental Laws, insofar and only insofar as attributable to periods and operations on the Properties from and after the Closing Date). Notwithstanding anything stated to the contrary, it is the intent of the parties that the Petro-Hunt FB/M Obligations be the only obligations and liabilities assumed or made the responsibility of Petro-Hunt FB/M Successor or Pillar FB/M Successor to which they succeed as a result of the Mergers.

For the purposes of this Agreement, “Petro-Hunt Party Obligations” means: any and all duties, obligations, claims and liabilities, known or unknown, arising from, based upon, related to or associated with the Properties which are not expressed as FB/M Obligations, including, without limitation, any and all other duties, obligations, claims and liabilities relating to the Properties, known or unknown, arising or attributable periods prior to the Effective Time. In addition, the Petro-Hunt Party Obligations shall also be deemed to include any other liabilities or obligations of any kind or character relating to any assets, interests, businesses or items not otherwise included as part of the Properties or part of the Petro-Hunt FB/M Obligations; and Petro-Hunt Successor and Pillar Successor shall assume and be delegated all Petro-Hunt Party Obligations, which they succeed to as a result of the Mergers. Without limiting the generality of the immediately preceding sentence, the following duties, obligations, claims and liabilities are also expressly included as Petro-Hunt Party Obligations:

(1) those attributable to or arising out of the Excluded Assets;

(2) those attributable to any personal injury, bodily injury, illness, property damage or death claims related to the Properties which arose from circumstances occurring prior to the Closing Date;

(3) those attributable to the disposal on or off-site of the Properties of any Hazardous Materials prior to the Closing Date;

(4) those attributable to any violation of, or the failure to perform any obligation imposed by, any Environmental Laws, or as necessary to address any Environmental Conditions, insofar as the same are attributable to periods or operations conducted prior to the Effective Time;

(5) those attributable to the failure to properly file and pay any Property Taxes attributable to the Properties, or oil, gas, other minerals or substances produced from the same, insofar as they relate to periods prior to the Effective Time;

(6) those attributable to failure to properly pay all royalties, overriding royalties, net profits interests or other burdens attributable to the Properties or any oil, gas or other minerals or substances produced from the same, insofar as they relate to periods prior to the Effective Time;

(7) any pending or threatened litigation, arbitration, audit, or other proceedings regarding the ownership, development, operation or disposition of the Properties existing as of the Closing Date, including, without limitation, any described on Schedule 3.01(e);

(8) any violation of any applicable federal, state or local laws, regulations, rules, or ordinances (other than Environmental Laws), including, without limitation, fines or penalties attributable to the periods prior to the Effective Time;

(9) any liability, claim or damage of any kind arising from or relating to any willful misconduct of the Petro-Hunt Parties, its personnel, employees, representatives, contractors or invitees, attributable to the periods prior to the Closing Date;

(10) any breach or condition that constituted a breach, of any Lease, Contract or other commitment relating to, or constituting part of, the Properties, insofar they are attributable to periods prior to the Effective Time; and

(11) any other liability, claim or damage of any kind arising from or relating to the Properties which is not expressly assumed hereunder by Buyer.

(d) Buyer’s Indemnity. UPON CLOSING, BUYER AGREES TO INDEMNIFY, RELEASE, DEFEND AND HOLD HARMLESS THE PETRO-HUNT PARTIES (EXCLUDING, PETRO-HUNT FB/M SUCCESSOR AND PILLAR FB/M SUCCESSOR, WHICH, UPON THE CLOSING, SHALL NOT BE CONSIDERED TO BE PETRO-HUNT PARTIES FOR PURPOSES OF SUCH INDEMNIFICATION), ITS OFFICERS, DIRECTORS, MANAGERS, MEMBERS, PARTNERS, EMPLOYEES, AGENTS, REPRESENTATIVES, AFFILIATES, SUBSIDIARIES, SUCCESSORS AND PERMITTED ASSIGNS FROM

AND AGAINST ANY CLAIMS, LIABILITIES, LOSSES, DAMAGES, COSTS AND EXPENSES (INCLUDING WITHOUT LIMITATION, DAMAGE TO PROPERTY, OR INJURY OR DEATH OF PERSONS, COURT COSTS, REASONABLE ATTORNEY’S FEES AND EXPENSES OF EXPERTS) CAUSED BY, ARISING FROM OR ATTRIBUTABLE TO (i) THE FB/M OBLIGATIONS OR (ii) THE BREACH BY BUYER OF ANY OF ITS REPRESENTATIONS, WARRANTIES AND OBLIGATIONS UNDER THIS AGREEMENT, REGARDLESS OF WHETHER SUCH CLAIMS, LIABILITIES, LOSSES, DAMAGES, COSTS OR EXPENSES ARE DUE IN WHOLE OR IN PART TO THE NEGLIGENCE OF PETRO-HUNT PARTIES, BUT EXCLUDING THOSE DERIVED OR RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PETRO-HUNT PARTIES.

(e) Petro-Hunt Name. After the Closing, Buyer will not use the name “Petro-Hunt” in the operation of the Properties beyond 120 days after Closing.

8.05 Post-Closing Obligations of the Petro-Hunt Parties.

(a) Discharge of Petro-Hunt Party Obligations. The Petro-Hunt Parties shall be responsible for and discharge all of the Petro-Hunt Party Obligations.

(b) Seismic Data. Upon Closing, the Petro-Hunt Parties will grant to Buyer (or, as requested by Buyer, to Petro-Hunt FB/M Successor and Pillar FB/M Successor) a reasonable and customary non-exclusive license to the Petro-Hunt Parties’ seismic and geophysical data relating to any of the Properties, with such terms and duration as may be consistent with the Petro-Hunt Parties’ rights thereto (but unless Buyer and the Petro-Hunt Parties otherwise mutually agree to further restrictions, such license will to the extent it covers such data that is owned by the Petro-Hunt Parties be a fully paid (royalty free), perpetual license the Petro-Hunt Parties subject to any same restrictions that are applicable to the Petro-Hunt Parties); but, only to the extent that such materials are not restricted from transfer by any legal constraints, obligations of confidence or prior agreements with third parties, and provided that the Petro-Hunt Parties can obtain consent to license where required, without material expense or unreasonable burden.

(c) Seller’s Indemnity. UPON CLOSING, THE PETRO-HUNT PARTIES (EXCLUDING, PETRO-HUNT FB/M SUCCESSOR AND PILLAR FB/M SUCCESSOR, WHICH, UPON THE CLOSING, SHALL NOT BE CONSIDERED TO BE PETRO-HUNT PARTIES FOR PURPOSES OF MAKING SUCH INDEMNIFICATION) AGREE TO INDEMNIFY, RELEASE, DEFEND AND HOLD HARMLESS BUYER, PETRO-HUNT FB/M SUCCESSOR, PILLAR FB/M SUCCESSOR, THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS,

REPRESENTATIVES, AFFILIATES, SUBSIDIARIES, SUCCESSORS AND PERMITTED ASSIGNS FROM AND AGAINST ANY CLAIMS, LIABILITIES, LOSSES, DAMAGES, COSTS AND EXPENSES (INCLUDING WITHOUT LIMITATION, DAMAGE TO PROPERTY, OR INJURY OR DEATH OF PERSONS, COURT COSTS, REASONABLE ATTORNEY’S FEES AND EXPENSES OF EXPERTS) (“INDEMNIFIABLE LOSS”) CAUSED BY, ARISING FROM OR ATTRIBUTABLE TO (i) THE PETRO-HUNT PARTY OBLIGATIONS, (ii) THE BREACH BY THE PETRO-HUNT PARTIES OF ANY OF THEIR REPRESENTATIONS OR WARRANTIES IN THIS AGREEMENT, OR (iii) THE BREACH OR VIOLATION BY THE PETRO-HUNT PARTIES OF ANY OF THEIR COVENANTS OR OBLIGATIONS UNDER THIS AGREEMENT; PROVIDED, HOWEVER, THAT THE LIABILITY AND OBLIGATION OF THE PETRO-HUNT PARTIES UNDER SECTION 8.05(c)(ii) SHALL NOT APPLY WITH RESPECT TO ANY ENVIRONMENTAL DEFECT FOR WHICH THE PURCHASE PRICE HAS BEEN ADJUSTED; PROVIDED FURTHER THAT THE PETRO-HUNT PARTIES’ LIABILITY AND OBLIGATION UNDER SECTION 8.05(c)(ii) ABOVE (OTHER THAN WITH REGARD TO A BREACH BY THE PETRO-HUNT PARTIES OF THEIR REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTIONS 3.01(a), (b), (c), (d)(i), (g), (h) (t), (u), (v) AND (w)) SHALL NOT EXCEED TEN PERCENT (10%) OF THE PURCHASE PRICE (AND WITH REGARD TO A BREACH BY THE PETRO-HUNT PARTIES OF THEIR REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTIONS 3.01(a), (b), (c), (d)(i), (g), (h) (t), (u), (v) AND (w)) SHALL NOT EXCEED 100% OF THE PURCHASE PRICE); PROVIDED, FURTHER, THAT THE PETRO-HUNT PARTIES SHALL NOT BE OBLIGATED TO INDEMNIFY THE BUYER UNDER SECTION 8.05(c)(ii), EXCEPT TO THE EXTENT, IF ANY, THAT ANY INDIVIDUAL CLAIM EXCEEDS $75,000 (AND IF THEY DO, SUCH INDIVIDUAL CLAIMS SHALL BE FULLY RECOVERABLE) AND IF THE AGGREGATE OF ALL OF SUCH CLAIMS EXCEEDS AN AGGREGATE THRESHOLD EQUAL TO ONE-HALF PERCENT (0.5%) OF THE PURCHASE PRICE (AND IF SUCH AGGREGATE 0.5% THRESHOLD IS EXCEEDED, ALL OF SUCH CLAIMS SHALL BE FULLY RECOVERABLE).

8.06 Files and Records. As soon as practicable after Closing (but not later than ten (10) days after the Closing), Buyer and the Petro-Hunt Parties shall arrange for the delivery of the Records to Buyer. For a period of two years after the Closing Date Buyer shall allow the Petro-Hunt Parties access to the Records during Buyer’s normal business hours for the purpose of filing or amending a tax return or for any other legitimate business purpose; provided, however, that the Petro-Hunt Parties may retain copies of any or all Records made at their sole expense.

8.07 Disclaimers of Representations and Warranties. The express representation and warranties of the Petro-Hunt Parties contained in this Agreement and in any certificate delivered in connection herewith are exclusive and are in lieu of all other representations and warranties, express, implied or statutory. BUYER ACKNOWLEDGES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE PETRO-HUNT PARTIES CONTAINED HEREIN OR IN ANY CERTIFICATE DELIVERED IN CONNECTION HEREWITH, THE PETRO-HUNT PARTIES HAVE NOT MADE, AND THE PETRO-HUNT PARTIES HEREBY EXPRESSLY DISCLAIM AND NEGATE, AND BUYER HEREBY EXPRESSLY WAIVES ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, INCLUDING ANY RELATING TO (I) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (II) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (III) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (IV) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW AND (V) THE QUALITY, QUANTITY OR VOLUME OF ANY OIL, AND GAS RESERVES; IT BEING THE EXPRESS INTENTION OF BOTH BUYER AND THE PETRO-HUNT PARTIES THAT EXCEPT AS QUALIFIED HEREIN ABOVE, THE WELLS, WELLBORES, PERSONAL PROPERTY, EQUIPMENT AND FIXTURES INCLUDED WITHIN THE PROPERTIES ARE IN THEIR PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS, AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE. THE PETRO-HUNT PARTIES AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.

8.08 Waiver of DTPA. Buyer hereby waives the applicability of the Texas Deceptive Trade Practices - Consumer Protection Act, Tex. Bus. & Ann. §17.41 et seq. (Vernon 1987 and Supp. 1994) (the “DTPA”) to this transaction and any and all duties, rights or remedies that might be imposed by the DTPA; provided, however, Buyer does not waive Section 17.555 of the DTPA. Buyer expressly recognizes that the price for which the Petro-Hunt Parties have agreed to sell the Membership Interests and perform its obligations under this Agreement has been predicated upon the inapplicability of the DTPA and this waiver of the DTPA. Buyer further recognizes that the Petro-Hunt Parties, in determining to proceed with the entering into of this Agreement have expressly relied on the provisions of this Section 8.08.

8.09 Representations and Warranties; Indemnity as Exclusive Remedy. The representations, warranties, covenants and agreements set forth in this Agreement and in the assignments, certificates and agreements to be delivered at the Closing shall survive the Closing indefinitely; provided that (a) the indemnity obligations of the Petro-Hunt Parties in Section 8.05(c)(ii) (other than with regard to any indemnity regarding a breach of the representations and warranties set forth in Sections 3.01(a), (b), (c), (d)(i), (g), (h) (t), (u), (v) and (w)) shall survive Closing for a period of twelve (12) months after the Closing Date; provided further, however, that the indemnity obligations of the Petro-Hunt Parties in Section 8.05(c)(ii) with regard to a breach by the Petro-Hunt Parties of the representations and warranties in Sections 3.01(a), (b), (c), (d)(i), (g), (h) (t), (u), (v) and (w) shall survive for the applicable statute of limitations. The indemnities set forth in this Article VIII shall be the parties’ sole and exclusive remedy with respect to the matters addressed thereby (subject to the specific remedies provided in Section 7.01). Any indemnity paid by a party to another party pursuant to this Agreement shall be treated, for federal, state, and local income Tax purposes, as an adjustment to the Purchase Price, unless otherwise required by Law or as agreed by the parties.

ARTICLE IX.

Termination of Agreement

9.01 Termination. This Agreement and the transactions contemplated hereby may be terminated as follows:

(a) by the Petro-Hunt Parties, if the conditions set forth in Section 6.01 are not satisfied or waived on or prior to the Extended Closing Date, so long as the Petro-Hunt Parties are not in material breach of this Agreement;

(b) by Buyer, if the conditions set forth in Section 6.02 are not satisfied or waived on or prior to the Extended Closing Date, so long as Buyer is not in material breach of this Agreement;

(c) by Buyer or the Petro-Hunt Parties if the adjustment to the Purchase Price on account of actual Title Defects, Environmental Defects, casualty losses, failure to obtain consents, exercised preferential purchase rights, matters in arbitration, or Properties excluded from the assets of Petro-Hunt FB/M Successor or Pillar FB/M Successor in the Mergers as provided in this Agreement, exceed $217,500,000;

(d) by either Buyer or the Petro-Hunt Parties, so long as such party is not in material breach of this Agreement, upon written notice to the other, if the Closing has not occurred on or before 5:00 pm, CDT, on or by December 20, 2012; provided, however, that in lieu of terminating, Buyer or the Petro-Hunt Parties, as applicable, may compel specific performance of the terms of this Agreement; and

(e) at any time prior to Closing by the mutual written agreement of Buyer and the Petro-Hunt Parties.

9.02 Effect of Termination. If either Buyer or the Petro-Hunt Parties terminates this Agreement in accordance with the terms hereof, then this Agreement shall become void, and have no effect whereby either party would have any further duty, obligation or liability to the other with regard to this Agreement, except that the agreements contained in this Article IX and in Article XI shall survive the termination hereof and except that termination will not relieve any party of any liability arising out of the breach of any covenant herein or the inaccuracy of any representation or warranty herein.

ARTICLE X.

Indemnification

10.01 Notice; Right to Employ Counsel.

(a) When any indemnifiable claim, action, or suit relative to this Agreement is filed or asserted in writing against any party hereto, the indemnified party shall promptly notify the indemnifying party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto, and the indemnifying party shall, at its option, have the right to assume the defense thereof or participate in the defense thereof and to employ its own legal counsel in connection with such defense. Failure of the indemnified party to notify the indemnifying party of such claim, action, or suit within twenty (20) calendar days after notice to the indemnified party of such claim, action, or suit shall constitute a waiver of its rights under this Article, unless such failure to notify within such time period will not prejudice the rights of the indemnifying party in respect of such claim, action or suit, in which case prompt notification as provided above shall be sufficient.

(b) The indemnified party shall have the right to employ counsel separate from counsel employed by the indemnifying party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the indemnified party shall be at the sole expense of the indemnified party unless (i) the indemnifying party shall have elected not or shall have failed to assume or participate in the defense thereof, (ii) the employment of such counsel has been specifically authorized by the indemnifying party in writing, or (iii) the parties to any such action (including any impleaded parties) include both the indemnifying and indemnified party, and the indemnified party shall have been advised by its counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the indemnifying party, and the indemnifying party or its counsel would be prohibited from asserting such defenses under applicable ethical or procedural rules. In any of (i), (ii), or (iii) above, the indemnifying party shall not have the right to assume the defense of such action on behalf of the indemnified party and the fees and expenses of such counsel employed by the indemnified party shall be at the sole expense of the indemnifying party).

(c) Prior to effectuating any settlement of any action or proceeding under this Section 10.01, the indemnified party shall furnish the indemnifying party with written notice of any proposed settlement in sufficient time to allow the indemnifying party to act thereon. The indemnifying party shall not be liable for any settlement of any such action or proceeding effected without the written consent of the indemnifying party. Absent the written consent of the indemnified party, the indemnifying party shall not effect a settlement of any claim without incorporating the complete release of the indemnified party as a part of such settlement.

10.02 Claim Reimbursement and Reduction.

(a) Should the indemnified party realize any benefit, including any tax benefit, resulting from any loss, liability, cost or damage for which such indemnified party has been indemnified under this Article, at the time such benefit is realized the indemnified party shall reimburse the indemnifying party the dollar amount of the benefit realized.

(b) Any claim shall be reduced to the extent of any third party insurance or condemnation payment actually received by the indemnified party or, alternatively, at the option of the indemnified party, the rights of the indemnified party against any insurer or governmental unit with respect to such claim shall be assigned to the indemnifying party.

ARTICLE XI.

General

11.01 Exhibits and Schedules. All Exhibits and Schedules attached hereto are hereby incorporated in this Agreement by reference and constitute a part of this Agreement. Each party to this Agreement and its counsel has received a complete set of Exhibits and Schedules prior to and as of the execution of this Agreement. The Petro-Hunt Parties may be permitted to update the Exhibits and Schedules before Closing and shall deliver any updated Exhibits or Schedules to Buyer prior to Closing, solely to the extent that such updates are necessary to reflect actions or matters that were either expressly permitted under the terms of this Agreement or which Buyer has approved or consented to in writing as a change to the terms of the Agreement, in which case such updates shall be incorporated in this Agreement by reference and constitute a part of this Agreement. The Petro-Hunt Parties shall have the right to update or modify the Exhibits or Schedules without the prior written consent of Buyer, provided such updates shall not be deemed to amend or become a change to this Agreement, and such updates may be the basis for claim by Buyer of a breach of the representations, warranties or covenants of the Petro-Hunt Parties and/or may be asserted as an Environmental Defect, Defective Interest or Title Defect.

11.02 Expenses. All fees, costs and expenses incurred by Buyer or the Petro-Hunt Parties in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same including, without limitation, legal and accounting fees, costs and expenses.

11.03 Notices. All notices or communications required or permitted under this Agreement shall be in writing, and any notices or communications hereunder shall be deemed to have been duly made if delivered by (i) hand, (ii) overnight delivery service, (iii) telecopy or electronic mail (email), or (iv) three days after being placed in first class certified mail, postage prepaid, with return receipt requested to the following addresses:

All notices to the Petro-Hunt Parties, Petro-Hunt Holdings or Pillar Holdings shall be delivered to:

Petro-Hunt, L.L.C.

1601 Elm Street, Suite 3400

Dallas, TX 75201-7201

Attention: Bruce W. Hunt, President

E-mail: bwhunt@petrohunt.com

Pillar Energy, LLC

1601 Elm Street, Suite 3400

Dallas, TX 75201-7201

Attention: Marshall T. Hunt, Vice President

Email: mthunt@petrohunt.com

With a copy to:

R. Fred Hosey, General Counsel

1601 Elm Street, Suite 3400

Dallas, TX 75201-7201

Email: fhosey@petrohunt.com

All notices to Buyer shall be delivered to:

Halcón Energy Properties, Inc.

1000 Louisiana, Suite 6700

Houston, Texas 77002

Attention: Steve W. Herod, President

Email: sherod@halconresources.com

With a copy to:

Halcón Resources Corporation

1000 Louisiana, Suite 6700

Houston, Texas 77002

Attention: David Elkouri, Executive Vice President

and General Counsel

Email: delkouri@halconresources.com

The address at which any party hereto is to receive notice may be changed from time to time by such party by giving notice of the new address to all other parties hereto. Any notice or communication given by telecopy shall be promptly confirmed by delivery of a copy of such notice or communication by hand or overnight delivery service.

11.04 Amendments. This Agreement may not be amended nor any rights hereunder altered, changed, or waived except by an instrument in writing signed by all parties hereto.

11.05 Headings. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

11.06 Counterparts. This Agreement may be executed by Buyer and the Petro-Hunt Parties in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

11.07 References. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships or corporations. As used in this Agreement, “person” shall mean any natural person, corporation, partnership, trust, estate or other entity.

11.08 Governing Law. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Texas without reference to any law that would require the application of the laws of any other jurisdiction.

11.09 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire understanding among the parties with respect to the subject matter hereof, superseding all prior written, and prior and contemporaneous oral, negotiations, prior discussions and prior agreements and understandings relating to such subject matter; provided, however, that except as provided for herein any confidentiality agreement executed by Buyer and the Petro-Hunt Parties, or any representative of the Petro-Hunt Parties, in connection with the transaction contemplated hereby remains in full force and effect and is not superseded or modified by this Agreement, and such confidentiality agreement shall survive this Agreement until the Closing.

11.10 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and, except as otherwise prohibited, their respective successors and permitted assigns; and except as otherwise stated herein, nothing contained or implied in this Agreement is intended to confer upon any other person any benefits, rights or remedies.

11.11 Assignments. Neither Buyer nor the Petro-Hunt Parties may assign all or any portion of their respective rights or delegate any portion of their duties hereunder without the prior written consent of the other, which consent shall not be unreasonably delayed or withheld; provided, however, that Buyer, without the consent or approval of the Petro-Hunt Parties, may assign this Agreement, but not delegate its duties hereunder, to any direct or indirect wholly owned subsidiary of HRC, in which case, Buyer and HRC shall remain liable for its obligations hereunder, and no assignment shall affect HRC’s obligations under this Agreement with regard to the issuance and delivery of the Preferred Stock.

11.12 Public Announcements. The parties hereto agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other party hereto; and, the parties will exercise all reasonable efforts to agree upon the text of a joint public announcement or statement to be made solely by either party; provided, however, if the Petro-Hunt Parties or Buyer is required by law to make such public announcement or statement, then the same may be made without the approval of the other party. The opinion of counsel of either party shall be conclusive evidence of such requirement by law.

11.13 Notices after Closing. Buyer and the Petro-Hunt Parties hereby agree that each party shall notify the other of its receipt, after the Closing Date, of any instrument, notification or other document affecting the Properties while owned, directly or indirectly, by such other party.

11.14 Severability. If a court of competent jurisdiction determines that any clause or provision of this agreement is void, illegal or unenforceable, the other clauses and provisions of this Agreement shall remain in full force and effect and the clauses and provisions that are determined to be void, illegal or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

11.15 Time is of the Essence. Time is of the essence in this Agreement.

11.16 Limitation on Damages. NEITHER BUYER NOR THE PETRO-HUNT PARTIES SHALL BE ENTITLED TO RECOVER FROM THE OTHER (OR FROM THEIR RESPECTIVE AFFILIATES), ANY INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR DAMAGES FOR LOST PROFITS OF

ANY KIND SUFFERED BY SUCH PARTY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT TO THE EXTENT SUCH DAMAGES ARE PAYABLE BY SUCH PARTY TO AN UNAFFILIATED THIRD PARTY FOR WHICH A PARTY HAS AGREED TO INDEMNIFY THE OTHER UNDER THE TERMS OF THIS AGREEMENT.

11.17 No Solicitation of the Petro-Hunt Parties’ Employees. In consideration of transactions contemplated by this Agreement for a period of eighteen (18) months after Execution Date of this Agreement, none of Buyer, HRC, or any of their subsidiaries, nor any employee, agent or representative of any of them will contact, approach or solicit in any manner the Dallas office personnel, Bismarck, North Dakota office staff or field employees of the Petro-Hunt Parties working regarding employment with Buyer, HRC or any of their subsidiaries affiliates; provided, however, that the foregoing shall not prohibit general solicitations or advertisements, or similar solicitations for employment by Buyer or HRC or any of their subsidiaries that do not involve the direct solicitation of the personnel of the Petro-Hunt Parties and it shall not violate or breach this Agreement for Buyer, HRC or any of their subsidiaries to employ or engage any person who approaches Buyer, HRC or any of their subsidiaries regarding employment or who responds to any such general solicitation, advertisements or similar solicitations.

11.18 Debt Financing Parties.

(a) “Debt Financing Sources” means any commercial bank, investment bank or other financial institution providing financing to Buyer for all or any portion of the Purchase Price or provide working capital to Buyer.

(b) Notwithstanding any provision to the contrary herein, the parties hereto expressly acknowledge and agree that the Debt Financing Sources and their partners, stockholders, managers, members, directors, officers, employees and affiliates, to the extent that they are acting on behalf of the Debt Financing Sources (the “Debt Financing Related Parties”) are express third party beneficiaries of, and may enforce the provisions of Section 11.16. No Debt Financing Related Party shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of the Petro-Hunt Parties against Buyer hereunder, the Petro-Hunt Parties agree not to seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Debt Financing Related Party in connection with this Agreement and the transactions contemplated by this Agreement. Any claim against the Debt Financing Related Parties relating to this Agreement and the transactions contemplated hereby will be brought in the exclusive jurisdiction of courts sitting in the Borough of Manhattan, City of New York.

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the day and year first above written.

THE PETRO-HUNT PARTIES:

PETRO-HUNT, L.L.C.

By:	/s/ Bruce W. Hunt
Name:	Bruce W. Hunt
Title:	President

PILLAR ENERGY, LLC

By:	/s/ Casey H. Hunt
Name:	Casey H. Hunt
Title:	President

BUYER:

HALCÓN ENERGY PROPERTIES, INC.

By:	/s/ Floyd C. Wilson
Name:	Floyd C. Wilson
Title:	Chairman and Chief Executive Officer

Executing this Agreement solely for purposes of those provisions relating to the issuance of Preferred Stock:

HRC:

HALCÓN RESOURCES CORPORATION

By:	/s/ Floyd C. Wilson
Name:	Floyd C. Wilson
Title:	Chairman and Chief Executive Officer